Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cardtronics, Inc.:

We have audited the accompanying consolidated balance sheets of Cardtronics, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardtronics, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cardtronics, Inc.’s internal control over financial reporting as of December 31, 2014 based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. This report contains an explanatory paragraph that states Cardtronics, Inc. acquired Welch ATM (“Welch”) and Sunwin Services Group (“Sunwin”) during 2014, and management excluded from its assessment of the effectiveness of Cardtronics, Inc.’s internal control over financial reporting as of December 31, 2014, Welch and Sunwin’s internal control over financial reporting associated with 18% of total gross assets (of which 9% represents goodwill and intangibles included within the scope of the assessment) and total revenues of 3% included in the consolidated financial statements of Cardtronics Inc. as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Cardtronics, Inc. also excluded an evaluation of the internal control over financial reporting of Welch and Sunwin.

/s/ KPMG LLP

Houston, Texas February 24, 2015, except as to Notes 20 and 21, which are as of June 5, 2015

CARDTRONICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, excluding share and per share amounts)

	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$31,875	$86,939
Accounts and notes receivable, net of allowance of $1,082 and $571 as of December 31, 2014 and December 31, 2013, respectively	80,321	58,274
Inventory, net	5,971	5,302
Restricted cash	20,427	14,896
Current portion of deferred tax asset, net	24,303	21,202
Prepaid expenses, deferred costs, and other current assets	34,508	20,159

Total current assets	197,405	206,772
Property and equipment, net	335,795	270,966
Intangible assets, net	177,540	155,276
Goodwill	511,963	404,491
Deferred tax asset, net	10,487	9,680
Prepaid expenses, deferred costs, and other noncurrent assets	22,600	9,018

Total assets	$1,255,790	$1,056,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$35	$1,289
Current portion of other long-term liabilities	34,937	35,597
Accounts payable	35,984	38,981
Accrued liabilities	179,966	137,776
Current portion of deferred tax liability, net	—	1,152

Total current liabilities	250,922	214,795
Long-term liabilities:
Long-term debt	612,662	489,225
Asset retirement obligations	52,039	60,665
Deferred tax liability, net	15,916	5,668
Other long-term liabilities	37,716	38,736

Total liabilities	969,255	809,089

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value; 125,000,000 shares authorized; 51,596,360 and 51,207,849 shares issued as of December 31, 2014 and December 31, 2013, respectively; 44,562,122 and 44,375,952 shares outstanding as of December 31, 2014 and December 31, 2013, respectively	5	5
Additional paid-in capital	352,166	330,862
Accumulated other comprehensive loss, net	(83,007)	(72,954)
Retained earnings	118,817	81,677
Treasury stock; 7,034,238 and 6,831,897 shares at cost as of December 31, 2014 and December 31, 2013, respectively	(97,835)	(90,679)

Total parent stockholders’ equity	290,146	248,911
Noncontrolling interests	(3,611)	(1,797)

Total stockholders’ equity	286,535	247,114

Total liabilities and stockholders’ equity	$1,255,790	$1,056,203

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, excluding share and per share amounts)

	Year Ended December 31,
	2014	2013	2012

Revenues:
ATM operating revenues	$1,007,765	$854,196	$743,662
ATM product sales and other revenues	47,056	22,290	36,787

Total revenues	1,054,821	876,486	780,449
Cost of revenues:
Cost of ATM operating revenues (excludes depreciation, accretion, and amortization of intangible assets shown separately below. See Note 1)	659,350	573,959	502,682
Cost of ATM product sales and other revenues	44,698	21,328	33,405

Total cost of revenues	704,048	595,287	536,087
Gross profit	350,773	281,199	244,362
Operating expenses:
Selling, general, and administrative expenses	113,470	84,592	65,525
Acquisition-related expenses	18,050	15,400	3,332
Depreciation and accretion expense	75,622	68,480	61,499
Amortization of intangible assets	35,768	27,336	21,712
Loss on disposal of assets	3,224	2,790	1,787

Total operating expenses	246,134	198,598	153,855
Income from operations	104,639	82,601	90,507
Other expense (income):
Interest expense, net	20,776	21,155	21,161
Amortization of deferred financing costs and note discount	13,036	1,931	896
Redemption costs for early extinguishment of debt	9,075	—	—
Other income, net	(1,616)	(3,150)	(1,821)

Total other expense	41,271	19,936	20,236
Income before income taxes	63,368	62,665	70,271
Income tax expense	28,174	42,018	27,009

Net income	35,194	20,647	43,262
Net loss attributable to noncontrolling interests	(1,946)	(3,169)	(329)

Net income attributable to controlling interests and available to common stockholders	$37,140	$23,816	$43,591

Net income per common share – basic	$0.83	$0.52	$0.97

Net income per common share – diluted	$0.82	$0.52	$0.96

Weighted average shares outstanding – basic	44,338,408	44,371,313	43,469,175

Weighted average shares outstanding – diluted	44,867,304	44,577,635	43,875,332

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2014	2013	2012

Net income	$35,194	$20,647	$43,262

Unrealized gains (losses) on interest rate swap contracts, net of income tax expense (benefit) of $4,128, $16,584, and $(14,811) for the years ended December 31, 2014, 2013, and 2012, respectively	6,220	25,933	(23,684)
Foreign currency translation adjustments	(16,273)	6,198	2,501

Other comprehensive (loss) income	(10,053)	32,131	(21,183)

Total comprehensive income	25,141	52,778	22,079
Less: comprehensive loss attributable to noncontrolling interests	(1,987)	(3,134)	(220)

Comprehensive income attributable to controlling interests	$27,128	$55,912	$22,299

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock
	Shares	Amounts	Additional Paid-In Capital	Accumulated Other Comprehensive Loss, Net	Retained Earnings	Treasury Stock	Non-controlling Interests	Total
Balance, January 1, 2012:	43,999	$4	$234,716	$(83,902)	$14,270	$(53,500)	$1,557	$113,145
Issuance of common stock for stock-based compensation, net of forfeitures	818	1	7,124	—	—	—	—	7,125
Repurchase of common stock	(176)	—	—	—	—	(4,770)	—	(4,770)
Stock-based compensation charges	—	—	11,116	—	—	—	—	11,116
Unrealized losses on interest rate swaps, net of income tax benefit of $14,811	—	—	—	(23,684)	—	—	—	(23,684)
Net income attributable to controlling interests	—	—	—	—	43,591	—	—	43,591
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	(329)	(329)
Foreign currency translation adjustments	—	—	—	2,501	—	—	109	2,610

Balance, December 31, 2012:	44,641	$5	$252,956	$(105,085)	$57,861	$(58,270)	$1,337	$148,804

Issuance of common stock for stock-based compensation, net of forfeitures	566	—	2,625	—	—	—	—	2,625
Repurchase of common stock	(831)	—	—	—	—	(32,409)	—	(32,409)
Stock-based compensation charges	—	—	12,303	—	—	—	—	12,303
Excess tax benefit from stock-based compensation expense	—	—	24,007	—	—	—	—	24,007
Equity portion of convertible senior notes, note hedges, and warrants, net of deferred tax assets of $995 and deferred financing costs of $1,671	—	—	38,971	—	—	—	—	38,971
Unrealized gains on interest rate swaps, net of income tax expense of $16,584	—	—	—	25,933	—	—	—	25,933
Net income attributable to controlling interests	—	—	—	—	23,816	—	—	23,816
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	(3,169)	(3,169)
Foreign currency translation adjustments	—	—	—	6,198	—	—	35	6,233

Balance, December 31, 2013:	44,376	$5	$330,862	$(72,954)	$81,677	$(90,679)	$(1,797)	$247,114

Issuance of common stock for stock-based compensation, net of forfeitures	370	—	810	—	—	—	—	810
Repurchase of common stock	(184)	—	—	—	—	(7,156)	—	(7,156)
Stock-based compensation charges	—	—	16,245	—	—	—	—	16,245
Excess tax benefit from stock-based compensation expense	—	—	4,739	—	—	—	—	4,739
Financing costs related to equity portion of convertible senior notes, note hedges, and warrants	—	—	(490)	—	—	—	—	(490)
Unrealized gains on interest rate swaps, net of income tax expense of $4,128	—	—	—	6,220	—	—	—	6,220
Net income attributable to controlling interests	—	—	—	—	37,140	—	—	37,140
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	(1,946)	(1,946)
Foreign currency translation adjustments	—	—	—	(16,273)	—	—	132	(16,141)

Balance, December 31, 2014:	44,562	$5	$352,166	$(83,007)	$118,817	$(97,835)	$(3,611)	$286,535

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$35,194	$20,647	$43,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization of intangible assets	111,390	95,816	83,211
Amortization of deferred financing costs and note discount	13,036	1,931	896
Stock-based compensation expense	16,502	12,324	11,110
Deferred income taxes	3,038	8,533	25,694
Loss on disposal of assets	3,224	2,790	1,787
Other reserves and non-cash items	5,188	4,812	1,786
Redemption cost for early extinguishment of debt	9,075	—	—
Changes in assets and liabilities:
Increase in accounts and notes receivable, net	(12,224)	(11,087)	(3,564)
(Increase) decrease in prepaid, deferred costs, and other current assets	(7,578)	15,504	(18,922)
Increase in inventory	(2,399)	(1,943)	(2,436)
(Increase) decrease in other assets	(4,175)	(1,503)	18,487
Increase (decrease) in accounts payable	(4,940)	12,804	(12,409)
Increase (decrease) in accrued liabilities	20,100	29,722	(6,203)
Increase (decrease) in other liabilities	3,122	(6,793)	(6,311)

Net cash provided by operating activities	188,553	183,557	136,388

Cash flows from investing activities:
Additions to property and equipment	(108,000)	(71,562)	(89,579)
Payments for exclusive license agreements, site acquisition costs, and other intangible assets	(1,909)	(5,591)	(3,224)
Acquisitions, net of cash acquired	(226,972)	(189,587)	(20,961)

Net cash used in investing activities	(336,881)	(266,740)	(113,764)

Cash flows from financing activities:
Proceeds from issuance of senior notes	250,000	—	—
Proceeds from issuance of convertible notes	—	287,500	—
Repayments of senior subordinated notes	(200,000)	—	—
Proceeds from borrowings under revolving credit facility	127,657	311,277	245,100
Repayments of borrowings under revolving credit facility and other notes	(61,539)	(397,667)	(261,596)
Repayments of borrowings under bank overdraft facility, net	—	—	(162)
Proceeds from issuance of warrants	—	40,509	—
Purchase of convertible note hedges	—	(72,565)	—
Debt issuance, modification and redemption costs	(14,746)	(7,540)	—
Payment of contingent consideration	(517)	(750)	—
Proceeds from exercises of stock options	810	2,626	7,344
Excess tax benefit from stock-based compensation expense	4,739	24,007	—
Repurchase of capital stock	(7,156)	(32,409)	(4,770)

Net cash provided by (used in) financing activities	99,248	154,988	(14,084)

Effect of exchange rate changes on cash	(5,984)	1,273	(255)

Net (decrease) increase in cash and cash equivalents	(55,064)	73,078	8,285

Cash and cash equivalents as of beginning of period	86,939	13,861	5,576

Cash and cash equivalents as of end of period	$31,875	$86,939	$13,861

Supplemental disclosure of cash flow information:
Cash paid for interest, including interest on capital leases	$21,094	$20,831	$21,250
Cash paid for income taxes	$26,014	$4,031	$3,049

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation and Summary of Significant Accounting Policies

(a)	Segment

During the three months ended March 31, 2015, the Company revised its operating segments to merge the Company’s U.S. and Other International segments into a single North America segment. Previously, the Other International segment comprised of the Company’s operations in Mexico and Canada. Therefore, effective January 2015, the Company’s operations consisted of its North America and Europe segments. The Company’s operations in the U.S., Canada, Mexico, Puerto Rico and the U.S. Virgin Islands are included in its North America segment. In 2015, the Company reorganized and created a North America Business Group under common management. Segment information presented for prior periods was revised to reflect this change in operating segments; however, the Company’s consolidated results of operations, balance sheets and statement of cash flows were not affected by this change. The Company’s operations in the U.K., and Germany are included in its Europe segment. While both of the reporting segments provide similar kiosk-based and/or ATM-related services, each segment is currently managed separately as they require different marketing and business strategies.

(b)	Description of Business

Cardtronics, Inc., along with its wholly- and majority-owned subsidiaries (collectively, the “Company”) provides convenient automated consumer financial services through its network of automated teller machines (“ATMs”) and multi-function financial services kiosks. As of December 31, 2014, the Company provided services to approximately 110,200 devices across its portfolio, which included approximately 91,850 devices located in all 50 states of the United States (“U.S.”) as well as in the U.S. territories of Puerto Rico and the U.S. Virgin Islands, approximately 12,900 devices throughout the United Kingdom (“U.K.”), approximately 900 devices throughout Germany, approximately 2,500 devices throughout Canada, and approximately 2,050 devices throughout Mexico. In the U.S., certain of the Company’s devices are multi-function financial services kiosks that, in addition to traditional ATM functions such as cash dispensing and bank account balance inquiries, perform other consumer financial services, including bill payments, check cashing, remote deposit capture (which is deposit taking at ATMs using electronic imaging), and money transfers. Also included in the total count of 110,200 devices are approximately 32,000 devices for which the Company provides various forms of managed services solutions, which may include services such as transaction processing, monitoring, maintenance, cash management, communications, and customer service.

Through its network, the Company provides ATM management and equipment-related services (typically under multi-year contracts) to large, nationally and regionally-known retail merchants as well as smaller retailers and operators of facilities such as shopping malls and airports. In doing so, the Company provides its retail partners with a compelling automated financial services solution that helps attract and retain customers, and in turn, increases the likelihood that the devices placed at their facilities will be utilized.

In addition to its retail merchant relationships, the Company also partners with leading national financial institutions to brand selected ATMs and financial services kiosks within its network, including BBVA Compass Bancshares, Inc., Citibank, N.A., Citizens Financial Group, Inc., Cullen/Frost Bankers, Inc., Santander Bank, N.A., and PNC Bank, N.A. in the U.S. and The Bank of Nova Scotia (“Scotiabank”) in Canada and Puerto Rico. In Mexico, the Company partners with Bansí, S.A. Institución de Banca Multiple (“Bansi”), a regional bank in Mexico and a noncontrolling interest owner in Cardtronics Mexico, S.A. de C.V. (“Cardtronics Mexico”), as well as with Grupo Financiero Banorte, S.A. de C.V. (“Banorte”) and Scotiabank to place their brands on the Company’s ATMs in exchange for certain services provided by them. As of December 31, 2014, approximately 22,800 of the Company’s ATMs were under contract with financial institutions to place their logos on the machines and to provide convenient surcharge-free access for their banking customers.

The Company also owns and operates the Allpoint network (“Allpoint”), the largest surcharge-free ATM network within the U.S. (based on the number of participating ATMs). The Allpoint network, which approximately 55,000 participating ATMs globally, provides surcharge-free ATM access to customers of participating financial institutions that may lack a significant ATM network in exchange for either a fixed monthly fee per cardholder or a set fee per transaction that is paid by the financial institutions who are members of the network. The Allpoint network includes a majority of the Company’s ATMs in the U.S., a portion of the Company’s ATMs in the U.K. and Canada, Puerto Rico and Mexico. Allpoint also works with financial institutions that manage stored-value debit card programs on behalf of corporate entities and governmental agencies, including general purpose, payroll and electronic benefits transfer (“EBT”) cards. Under these programs, the issuing financial institutions pay Allpoint a fee per issued stored-value card or per transaction in return for allowing the users of those cards surcharge-free access to Allpoint’s participating ATM network.

Finally, the Company owns and operates an electronic funds transfer (“EFT”) transaction processing platform that provides transaction processing services to its network of ATMs and financial services kiosks as well as other ATMs under managed services arrangements.

(c)	Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company. All material intercompany accounts and transactions have been eliminated in consolidation. Because the Company owns a majority (51.0%) interest in, and realizes a majority of the earnings and/or losses of, Cardtronics Mexico, this entity is reflected as a consolidated subsidiary in the accompanying consolidated financial statements, with the remaining ownership interests not held by the Company being reflected as noncontrolling interests.

In management’s opinion, all adjustments necessary for a fair presentation of the Company’s current and prior period results have been made. Certain balances have been reclassified in the December 31, 2013 audited financial statements to present information consistently between periods. During the year ended December 31, 2014, the Company changed its accounting policy related to the presentation of certain upfront merchant payments by reclassifying such payments from Intangible assets, net to the Prepaid expenses, deferred costs, and other noncurrent assets line item on the Consolidated Balance Sheet. Prior period amounts have been reclassified to conform to this presentation.

The Company presents Cost of ATM operating revenues and Gross profit within its Consolidated Statements of Operations exclusive of depreciation, accretion, and amortization of intangible assets related to ATMs and ATM-related assets. The following table sets forth the amounts excluded from Cost of ATM operating revenues and Gross profit during the years ended December 31, 2014, 2013, and 2012:

	2014	2013	2012
	(In thousands)
Depreciation and accretion expenses related to ATMs and ATM-related assets	$63,711	$59,841	$53,028
Amortization of intangible assets	35,768	27,336	21,712

Total depreciation, accretion, and amortization of intangible assets excluded from Cost of ATM operating revenues and Gross profit	$99,479	$87,177	$74,740

(d)	Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the carrying amount of intangibles, goodwill, asset retirement obligations, contingencies, and valuation allowances for receivables, inventories, and deferred income tax assets. Additionally, the Company is required to make estimates and assumptions related to the valuation of its derivative instruments and stock-based compensation. Actual results can, and often do, differ from those assumed in the Company’s estimates.

(e)	Cash and Cash Equivalents

For purposes of reporting financial condition and cash flows, cash and cash equivalents include cash in bank and short-term deposit sweep accounts. Additionally, the Company maintains cash on deposit with banks that is pledged for a particular use or restricted to support a potential liability. These balances are classified as restricted cash in current or noncurrent assets on the Company’s Consolidated Balance Sheets based on when the Company expects this cash to be used. There was $20.4 million and $14.9 million of restricted cash in current assets as of December 31, 2014 and 2013, respectively. Current restricted cash consisted of amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers.

(f)	Cash Management Program

The Company relies on agreements with various banks, such as Bank of America, N.A. (“Bank of America”) and Wells Fargo, N.A. (“Wells Fargo”), to provide the cash that it uses in its devices in which the merchants do not provide their own cash. The Company pays a fee for its usage of this vault cash based on the total amount of cash outstanding at any given time, as well as fees related to the bundling and preparation of such cash prior to it being loaded in the devices. At all times, beneficial ownership of the cash is retained by the cash providers, and the Company has no access or right to the cash except for those ATMs that are serviced by the Company’s wholly-owned armored courier operations in the U.K. While the armored courier operations have physical access to the cash loaded in those machines, beneficial ownership of that cash remains with the cash provider at all times. The Company’s vault cash agreements expire at various times through December 2017. (See Note 19, Concentration Risk for additional information on the concentration risk associated with the Company’s vault cash arrangements.) Based on the foregoing, the ATM vault cash, and the related obligations, are not reflected in the accompanying Consolidated Financial Statements. The average amount of cash in the Company’s devices for the quarters ended December 31, 2014 and 2013 was approximately $3.0 billion and $2.7 billion, respectively.

(g)	Accounts Receivable, net of Allowance for Doubtful Accounts

Accounts receivable are comprised of amounts due from the Company’s clearing and settlement banks for transaction revenues earned on transactions processed during the month ending on the balance sheet date, as well as receivables from bank branding and network branding customers, and for equipment sales and service. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses on the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly and determines the allowance based on an analysis of its past due accounts. All balances over 90 days past due are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(h)	Inventory

Inventory consists principally of used ATMs, ATM spare parts, and ATM supplies and is stated at the lower of cost or market. Cost is determined using the average cost method. The following table is a breakdown of the Company’s primary inventory components as of December 31, 2014 and 2013:

	2014	2013
	(In thousands)
ATMs	$2,046	$2,022
ATM parts and supplies	5,012	4,013

Total	7,058	6,035
Less: Inventory reserves	(1,087)	(733)

Inventory, net	$5,971	$5,302

(i)	Property and Equipment, Net

Property and equipment are stated at cost, and depreciation is calculated using the straight-line method over estimated useful lives ranging from three to ten years. Most new ATMs are depreciated over eight years and most refurbished ATMs and installation-related costs are depreciated over five years, all on a straight-line basis. Leasehold improvements and property acquired under capital leases are amortized over the useful life of the asset or the lease term, whichever is shorter. Also included in property and equipment are new ATMs and/or financial services kiosks and the associated equipment the Company has acquired for future installation. These devices are held as “deployments in process” and are not depreciated until actually installed. Significant refurbishment costs that extend the useful life of an asset, or enhance its functionality are capitalized and depreciated over the estimated remaining life of the improved asset. Property and equipment are reviewed for impairment at least annually and additionally whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Maintenance on the Company’s devices is typically performed by third-parties and is generally incurred as a fixed fee per month per device, except for in the U.K. where maintenance is primarily performed by in-house technicians. In both cases, amounts incurred for maintenance are expensed as incurred.

Also included within property and equipment are costs associated with internally-developed products. The Company capitalizes certain internal costs associated with developing new or enhanced products and technology that are expected to benefit multiple future periods through enhanced revenues and/or cost savings and efficiencies. Internally developed projects are placed into service and depreciation is commenced once the products are completed and become operational. These projects generally are depreciated over estimated useful lives of three to five years on a straight-line basis. During 2014, the Company capitalized internal development costs of approximately $3.6 million.

Depreciation expense for property and equipment for the years ended December 31, 2014, 2013, and 2012 was $73.1 million, $65.7 million, and $58.9 million, respectively. As of December 31, 2014, the Company did not have any material capital leases outstanding. See Note 1(m), Asset Retirement Obligations, for additional information on asset retirement obligations associated with the Company’s devices.

(j)	Intangible Assets Other Than Goodwill

The Company’s intangible assets include merchant contracts/relationships and branding agreements acquired in connection with acquisitions of ATM and kiosk-related assets (i.e., the right to receive future cash flows related to transactions occurring at these merchant locations), exclusive license agreements and site acquisition costs (i.e., the right to be the exclusive ATM or kiosk service provider, at specific locations, for the time period under contract with a merchant customer), technology, non-compete agreements, deferred financing costs relating to the Company’s credit agreements (see Note 10, Long-Term Debt), and trade names acquired.

The estimated fair value of the merchant contracts/relationships within each acquired portfolio is determined based on the estimated net cash flows and useful lives of the underlying contracts/relationships, including expected renewals. The merchant contracts/relationships comprising each acquired portfolio are typically homogenous in nature with respect to the underlying contractual terms and conditions. Accordingly, the Company generally pools such acquired merchant contracts/relationships into a single intangible asset, by acquired portfolio, for purposes of computing the related amortization expense. The Company amortizes such intangible assets on a straight-line basis over the estimated useful lives of the portfolios to which the assets relate. Because the net cash flows associated with the Company’s acquired merchant contracts/relationships have historically increased subsequent to the acquisition date, the use of a straight-line method of amortization effectively results in an accelerated amortization schedule. The estimated useful life of each portfolio is determined based on the weighted-average lives of the expected cash flows associated with the underlying merchant contracts/relationships comprising the portfolio, and takes into consideration expected renewal rates and the terms and significance of the underlying contracts/relationships themselves. Costs incurred by the Company to renew or extend the term of an existing contract are expensed as incurred, except for any direct payments made to the merchants, which are set up as new intangible assets (exclusive license agreements). Certain acquired merchant contracts/relationships may have unique attributes, such as significant contractual terms or value, and in such cases, the Company will separately account for these contracts in order to better assess the value and estimated useful lives of the underlying merchant relationships.

The Company tests its acquired merchant contract/relationship intangible assets for impairment, along with the related devices, on an individual contract/relationship basis for the Company’s significant acquired contracts/relationships, and on a pooled or portfolio basis (by acquisition) for all other acquired contracts/relationships. If, subsequent to the acquisition date, circumstances indicate that a shorter estimated useful life is warranted for an acquired portfolio or an individual customer relationship as a result of changes in the expected future cash flows associated with the individual contracts/relationships comprising that portfolio or relationship, then that portfolio’s remaining estimated useful life and related amortization expense are adjusted accordingly on a prospective basis.

Whenever events or changes in circumstances indicate that a merchant contract/relationship intangible asset may be impaired, the Company evaluates the recoverability of the intangible asset, and the related devices, by measuring the related carrying amounts against the estimated undiscounted future cash flows associated with the related contract or portfolio of contracts. Should the sum of the expected future net cash flows be less than the carrying values of the tangible and intangible assets being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying values of the tangible and intangible assets exceeded the calculated fair value.

No impairment of indefinite-live intangible assets was identified during the years ended December 31, 2014 and 2013. Additional information regarding the Company’s intangible assets is included in Note 7, Intangible Assets.

(k)	Goodwill

Goodwill resulting from a business combination is not amortized but is tested for impairment at least annually and more frequently if conditions warrant. Under U.S. GAAP, goodwill should be tested for impairment at the reporting unit level, which in the Company’s case involves five separate reporting units: (i) the U.S. operations; (ii) the acquired ATM operations in the U.K. from Bank Machine, Cardpoint and Sunwin Services Group (“Sunwin”); (iii) the acquired CCS Mexico (subsequently renamed to Cardtronics Mexico) operations; (iv) the acquired Canadian operations (subsequently renamed Cardtronics Canada); and (v) the acquired German operations from Cardpoint. For each reporting unit, the carrying amount of the net assets associated with the applicable reporting unit is compared to the estimated fair value of such reporting unit as of the testing date (i.e., December 31, 2014). When estimating fair values of a reporting unit for its goodwill impairment test, the Company utilizes a combination of the income approach and market approach, which incorporates both management’s views and those of the market. The income approach provides an estimated fair value based on each reporting unit’s anticipated cash flows, which have been discounted using a weighted-average cost of capital rate for each reporting unit. The market approach provides an estimated fair value based on the Company’s market capitalization that is computed using the market price of its common stock and the number of shares outstanding as of the impairment test date. The sum of the estimated fair values for each reporting unit, as computed using the income approach, is then compared to the fair value of the Company as a whole, as determined based on the market approach. If such amounts are consistent, the estimated fair values for each reporting unit, as derived from the income approach, are utilized.

All of the assumptions utilized in estimating the fair value of the Company’s reporting units and performing the goodwill impairment test are inherently uncertain and require significant judgment on the part of management. The primary assumptions used in the income approach are estimated cash flows, the weighted average cost of capital for each reporting unit, and valuation multiples assigned to the earnings before interest expense, income taxes, depreciation and accretion expense, and amortization expense (“EBITDA”) of each reporting unit in order to assess the terminal value for each reporting unit. Estimated cash flows are primarily based on the Company’s projected revenues, operating costs, and capital expenditures and are discounted based on comparable industry average rates for the weighted-average cost of capital for each reporting unit. The Company utilized discount rates based on weighted-average cost of capital amounts ranging from 10% to 12% when estimating the fair values of its reporting units as of December 31, 2014 and 2013. With respect to the EBITDA multiples utilized in assessing the terminal value of each of its reporting units, the Company utilized its current multiple, but also evaluated it to current and historical valuation multiples assigned to a number of its industry peer group companies for reasonableness.

Based on the results of the impairment analysis, the Company determined that no impairment of goodwill existed as of December 31, 2014 and 2013, and the fair values of its reporting units were in excess of the carrying values of such reporting units.

(l)	Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes, which are based on temporary differences between the amount of taxable income and income before provision for income taxes and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at current income tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As the ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible, the Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In the event the Company does not believe it is more-likely-than-not that it will be able to utilize the related tax benefits associated with deferred tax assets, valuation allowances will be recorded to reserve for the assets.

(m)	Asset Retirement Obligations

The Company estimates the fair value of future retirement costs associated with its ATMs and recognizes this amount as a liability on a pooled basis based on estimated deinstallation dates in the period in which it is incurred, and when it can be reasonably estimated. The Company’s estimates of fair value involve discounted future cash flows. The Company capitalizes the initial estimated fair value amount as an asset and depreciates the amount over its estimated useful life. Subsequent to recognizing the initial liability, the Company recognizes an ongoing expense for changes in such liabilities due to the passage of time (i.e., accretion expense), which is recorded in the Depreciation and accretion expense line in the accompanying Consolidated Financial Statements. As the liability is not revalued on a recurring basis, it is periodically reevaluated based on current cost estimate and contract information. Upon settlement of the liability, the Company recognizes a gain or loss for any difference between the settlement amount and the liability recorded. Additional information regarding the Company’s asset retirement obligations is included in Note 11, Asset Retirement Obligations.

(n)	Revenue Recognition

ATM operating revenues. Substantially all of the Company’s revenues are generated from ATM and kiosk operating and transaction-based fees, which are reflected as “ATM operating revenues” in the accompanying Consolidated Statements of Operations. ATM operating revenues primarily include the following:

•	Surcharge and interchange revenues, which are recognized daily as the underlying transactions are processed.

•	Bank branding revenues, which are generated by the Company’s bank branding arrangements, under which financial institutions generally pay a fixed monthly fee per device to the Company to place their brand name on selected ATMs and multi-function kiosks within the Company’s portfolio. In return for such fees, the branding institution’s customers can use those branded devices without paying a surcharge fee. The monthly per device branding fees are recognized as revenues on a monthly basis as earned, and a portion of the arrangements are subject to escalation clauses within the agreements. In addition to the monthly branding fees, the Company may also receive a one-time set-up fee per device. This set-up fee is separate from the recurring, monthly branding fees and is meant to compensate the Company for the burden incurred related to the initial set-up of a branded device versus the on-going monthly services provided for the actual branding. The Company has deferred these set-up fees (as well as the corresponding costs associated with the initial set-up) and is recognizing such amounts as revenue (and expense) over the terms of the underlying bank branding agreements on a straight-line basis.

•	Surcharge-free network revenues, which are generated by the operations of Allpoint, the Company’s surcharge-free network. The Company allows cardholders of financial institutions that participate in Allpoint to utilize the Company’s network of devices on a surcharge-free basis. In return, the participating financial institutions pay a fixed fee per month per cardholder or a fee per transaction to the Company. These surcharge-free network fees are recognized as revenues on a monthly basis as earned.

•	Managed services revenues, which the Company typically receives a fixed management fee and may be supplemented by certain additional fees based on transaction volume. While the management fee and any additional fees are recognized as revenue on a monthly basis as earned, the surcharge and interchange fees generated by the ATM under the managed services agreement are earned by the Company’s customer, and therefore, are not recorded as revenue of the Company.

•	Other revenues, which includes maintenance fees; fees from other consumer financial services offerings such as check-cashing, remote deposit capture and bill pay services; and upfront payments. With respect to maintenance services, the Company typically charges a fixed fee per month per device to its subscribing customers and outsources the fulfillment of those maintenance services to a third-party service provider for a corresponding fixed fee per month per device. Accordingly, the Company recognizes such service agreement revenues and the related expenses on a monthly basis as earned. With respect to its automated consumer financial services offerings, the Company typically recognizes the revenues as the services are provided and the revenues earned. In addition to the transaction-based fees, the Company may also receive upfront payments from third-party service providers associated with providing certain of these services, which are deferred and recognized as revenue over the underlying contractual period.

ATM equipment sales. The Company also generates revenues from the sale of ATMs to merchants and certain equipment resellers. Such amounts are reflected as “ATM product sales and other revenues” in the accompanying Consolidated Statements of Operations. Revenues related to the sale of ATMs to merchants are recognized when the equipment is delivered to the customer and the Company has completed all required installation and set-up procedures. With respect to the sale of ATMs to associate value-added resellers (“VARs”), the Company recognizes and invoices revenues related to such sales when the equipment is shipped from the manufacturer to the associate VAR. The Company typically extends 30-day terms and receives payment directly from the associate VAR irrespective of the ultimate sale to a third-party.

ATM services. Effective with the Sunwin acquisition in November 2014, the Company also generates revenues from the sale of services to retailers, including the provision of cash delivery and maintenance services. Revenues from this business activity are included within the “ATM product sales and other revenues” category in the accompanying Consolidated Statements of Operations. The Company recognizes and invoices revenues related to these services when the service has been performed.

Merchant-owned arrangements. In connection with the Company’s merchant-owned ATM operating/processing arrangements, the Company typically pays all or a sizable portion of the transaction fees that it collects to the merchant as payment for providing, placing, and maintaining the ATM unit. Pursuant to the guidance in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 605-45-45, Revenue Recognition – Principal Agent Considerations – Other Presentation Matters, the Company has assessed whether to record such payments as a reduction of associated ATM transaction revenues or a cost of revenues. Specifically, if the Company acts as the principal and is the primary obligor in the ATM transactions, provides the processing for the ATM transactions, has significant influence over pricing, and has the risks and rewards of ownership, including a variable earnings component and the risk of loss for collection, the Company recognizes the surcharge and interchange fees on a gross basis and does not reduce its reported revenues for payments made to the various merchants and retail establishments where the ATM units are housed. As a result, for agreements under which the Company acts as the principal, the Company records the total amounts earned from the underlying ATM transactions as ATM operating revenues and records the related merchant commissions as a cost of ATM operating revenues. However, for those agreements in which the Company does not meet the criteria to qualify as the principal agent in the transaction, the Company does not record the related surcharge and interchange revenue as the rights associated with this revenue stream inure to the benefit of the merchant.

(o)	Stock-Based Compensation

The Company calculates the fair value of stock-based instruments awarded to employees on the date of grant and recognizes the calculated fair value as compensation cost over the requisite service period. For additional information on the Company’s stock-based compensation, see Note 3, Stock-Based Compensation.

(p)	Derivative Financial Instruments

The Company utilizes derivative financial instruments to hedge its exposure to changing interest rates related to the Company’s ATM and kiosk cash management activities. The Company does not enter into derivative transactions for speculative or trading purposes, although circumstances may subsequently change the designation of its derivatives to economic hedges.

The Company records derivative instruments at fair value on its Consolidated Balance Sheets. These derivatives, which consist of interest rate swaps, are valued using pricing models based on significant other observable inputs (Level 2 inputs under the fair value hierarchy prescribed by U.S. GAAP), while taking into account the nonperformance risk of the counterparty. The majority of the Company’s derivative transactions have been accounted for as cash flow hedges and, accordingly, changes in the fair values of such derivatives have been reflected in the Accumulated other comprehensive loss, net line in the accompanying Consolidated Balance Sheets to the extent that the hedging relationships are determined to be effective, and then recognized in earnings when the hedged transactions occur. For additional information on the Company’s derivative financial instruments, see Note 15, Derivative Financial Instruments.

In connection with the issuance of the $250.0 million of 1.00% convertible senior notes due December 2020, the Company entered into separate convertible note hedge and warrant transactions with certain of the initial purchasers to reduce the potential dilutive impact upon the conversion of the Convertible Notes. For additional information on the Company’s convertible note hedges and warrant transactions, see Note 10, Long-Term Debt.

(q)	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. U.S. GAAP does not require the disclosure of the fair value of lease financing arrangements and non-financial instruments, including intangible assets such as goodwill and the Company’s merchant contracts/relationships. See Note 16, Fair Value Measurements for the Company’s fair value evaluation of its financial instruments.

(r)	Foreign Currency Translation

The Company is exposed to foreign currency translation risk with respect to its international operations. The functional currencies for these businesses are their respective local currencies. Accordingly, results of operations of the Company’s international subsidiaries are translated into U.S. dollars using average exchange rates in effect during the periods in which those results are generated. Furthermore, the Company’s foreign operations’ assets and liabilities are translated into U.S. dollars using the exchange rate in effect as of each balance sheet reporting date. The resulting translation adjustments have been included in Accumulated other comprehensive loss, net in the accompanying Consolidated Balance Sheets.

The Company currently believes that the unremitted earnings of all of its international subsidiaries will be reinvested in the corresponding country of origin for an indefinite period of time. Accordingly, no deferred taxes have been provided for the differences between the Company’s book basis and underlying tax basis in those subsidiaries or on the foreign currency translation adjustment amounts.

(s)	Treasury Stock

Treasury stock is recorded at cost and carried as a reduction to stockholders’ equity until retired or reissued.

(t)	Advertising Costs

Advertising costs are expensed as incurred and totaled $5.4 million, $4.4 million, and $3.0 million during the years ended December 31, 2014, 2013, and 2012, respectively, and are included in the line item Selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations.

(u)	Working Capital Deficit

The Company’s surcharge and interchange revenues are typically collected in cash on a daily basis or within a short period of time subsequent to the end of each month. However, the Company typically pays its vendors on 30 day terms and is not required to pay certain of its merchants until 20 days after the end of each calendar month. As a result, the Company will typically utilize the excess cash flow generated from such timing differences to fund its capital expenditure needs or to repay amounts outstanding under its revolving line of credit (which, when drawn upon, is reflected as a long-term liability in the accompanying Consolidated Balance Sheets). Accordingly, this utilization will often cause the Company’s balance sheet to reflect a working capital deficit position. The Company considers such a presentation to be a normal part of its ongoing operations.

(v)	Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step process to achieve that core principle. ASU 2014-09 requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, using one of two retrospective application methods. Early application is not permitted. We are currently evaluating the effect that the adoption of this ASU will have on our financial statements.

(2) Acquisitions

Acquisition of the Cardpoint ATM Portfolio

On August 7, 2013, Cardtronics Europe Limited (“Cardtronics Europe”), a newly formed wholly-owned subsidiary of the Company, entered into, and consummated the transactions contemplated by, the Share Sale and Purchase Agreement (the “Purchase Agreement”) including the purchase of all of the outstanding shares issued by Cardpoint Limited (“Cardpoint”) from Payzone Ventures Limited (the “Seller”) and the individuals named as warrantors in the Purchase Agreement.

Pursuant to the Purchase Agreement, Cardtronics Europe acquired all of the outstanding shares issued by Cardpoint for purchase consideration of £100.0 million ($153.5 million) in cash, which included the aggregate amount required to be paid (including principal and interest) in order to fully discharge all of Cardpoint’s outstanding indebtedness to the Seller at closing. The total amount paid for the acquisition was approximately £105.4 million ($161.8 million) at closing, which was financed through borrowings under the Company’s amended revolving credit facility.

As a result of the Cardpoint acquisition, the Company significantly increased the size of its European operations. Cardpoint operated approximately 7,100 ATMs in the U.K. and approximately 800 ATMs in Germany as of the acquisition date, substantially all of which were owned by Cardpoint.

The results of operations of the acquired Cardpoint portfolio were included in the Company’s Consolidated Statement of Operations subsequent to the August 7, 2013 acquisition date. Revenue and loss from operations of $46.3 million and $1.7 million, respectively, were included in the year ended December 31, 2013. The loss from operations for the year ended December 31, 2013 included approximately $5.8 million in acquisition-related expenses incurred related to this acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date. The total purchase consideration was allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. This allocation resulted in goodwill of approximately $78.7 million, all of which has been assigned to the Company’s Europe reporting segment, which now includes operations from both the U.K. and Germany. The recognized goodwill is primarily attributable to expected revenue and cost synergies from the acquisition. None of the goodwill or intangible asset amounts are expected to be deductible for income tax purposes; however, the Company acquired significant tax assets in the form of accumulated net operating loss carryforwards and capital allowances, which the Company expects to utilize.

(In thousands)
Cash and cash equivalents	$4,782
Accounts and notes receivable	619
Inventory	863
Restricted cash	7,522
Prepaid expenses, deferred costs, and other current assets	6,665
Property and equipment	29,500
Deferred tax assets	28,434
Intangible assets	59,673
Goodwill	78,727

Total assets acquired	216,785

Accounts payable	6,052
Accrued liabilities	25,368
Deferred revenue	56
Asset retirement obligations	9,868
Deferred tax liabilities	13,613

Total liabilities assumed	54,957

Net assets acquired	$161,828

The fair values of intangible assets acquired have been estimated by utilizing a discounted cash flow approach, with the assistance of an independent appraisal firm. The intangible assets acquired as part of the Cardpoint acquisition are being amortized on a straight-line basis, and at the date of acquisition the fair values consisted of the following:

	Fair Values	Useful Lives	Weighted Average Period Before Next Renewal
	(In thousands)
Customer contracts	$50,291	7 years	3.9 years
Trade name	9,096	15 years	N/A
Non-compete agreements	286	1 year	N/A

Total	$59,673

Pro Forma Results of Operations

The following table presents the unaudited pro forma combined results of operations of the Company and the acquired Cardpoint portfolio for the years ended December 31, 2013 and 2012, after giving effect to certain pro forma adjustments including: (i) amortization of acquired intangible assets, (ii) the impact of certain fair value adjustments such as depreciation on the acquired property and equipment, and (iii) interest expense adjustment for historical long-term debt of Cardpoint that was repaid and interest expense on additional borrowings by the Company to fund the acquisition.

	2013		2012
	As Reported	Pro Forma	As Reported	Pro Forma
		(unaudited)		(unaudited)
	(In thousands, excluding per share amounts)
Total revenues	$876,486	$938,962	$780,449	$883,350
Net income attributable to controlling interests and available to common stockholders	23,816	24,220	43,591	42,670

Earnings per share – basic	$0.52	$0.53	$0.97	$0.95
Earnings per share – diluted	$0.52	$0.53	$0.96	$0.94

The unaudited pro forma financial results do not reflect the impact of other acquisitions consummated by the Company during the years ended December 31, 2013 and 2014. The unaudited pro forma financial results assume that the Cardpoint acquisition occurred on January 1, 2012, and are not necessarily indicative of the actual results that would have occurred had those transactions been completed on that date. Furthermore, it does not reflect the impacts of any potential operating efficiencies, savings from expected synergies, or costs to integrate the operations. The unaudited pro forma financial results are not necessarily indicative of the future results to be expected for the consolidated operations.

Other Acquisitions

On February 6, 2014, the Company acquired the majority of the assets of Automated Financial, LLC (“Automated Financial”), an Arizona-based provider of ATM services to approximately 2,100 ATMs consisting primarily of merchant-owned ATMs. The Automated Financial acquisition did not have a material effect on the Company’s consolidated results of operations during the year ended December 31, 2014.

On October 6, 2014, the Company completed the acquisition of Welch ATM (“Welch”), an Illinois-based provider of ATM services to approximately 26,000 ATMs. The total purchase consideration was approximately $159.4 million, which included cash of $154.0 million and deferred purchase consideration of $5.4 million. As a result of the acquisition, the Company added over 3,600 Company-owned ATMs across 47 states, with the majority of the machines located in high-traffic convenience store locations. In addition, many of the Welch ATMs are under contract with financial institutions to carry their brand and logo on the ATM, which has further enhanced the Company’s surcharge-free product offerings.

The total purchase consideration was preliminarily allocated to the assets acquired and liabilities assumed, including identifiable tangible and intangible assets, based on their respective fair values at the date of acquisition. The preliminary fair values of the intangible assets acquired included customer relationships valued at $52.5 million, estimated utilizing a discounted cash flow approach, with the assistance of an independent appraisal firm. The preliminary fair values of the tangible assets acquired included property, plant, and equipment valued at $11.0 million, estimated utilizing the market and cost approaches. The preliminary purchase price allocation resulted in goodwill of approximately $102.4 million, all of which has been assigned to the Company’s North America reporting segment. The recognized goodwill is primarily attributable to expected synergies. All of the goodwill and intangible asset amounts are expected to be deductible for income tax purposes.

On November 3, 2014, the Company completed the acquisition of Sunwin, a subsidiary of the Co-operative Group (“Co-op”) for aggregate cash consideration of approximately £41.5 million or approximately $66.4 million. As of the end of 2014, approximately £13.25 million of the £41.5 million had not yet been paid, but is anticipated to be paid in early 2015 upon the completion of certain events. Sunwin’s primary business is providing secure cash logistics and ATM maintenance services to ATMs and guarding services to retail locations. The Company also acquired approximately 1,950 ATMs from Co-op Bank and secured an exclusive ATM operating agreement to operate ATMs at Co-op Food locations. The Company has accounted for these transactions as if they were all related due to the timing of the transactions being completed and the dependency of the transactions to each other.

As of December 31, 2014, the Company had not yet completed its purchase accounting for these transactions because the final appraisals of acquired intangible assets have not yet been completed. The Company expects to complete the purchase accounting within the first six months of 2015 as it completes its final review of the valuations of the various components involved in the transactions.

(3) Stock-Based Compensation

As noted in Note 1(n), Stock-Based Compensation, the Company accounts for its stock-based compensation by recognizing the grant date fair value of stock-based awards, net of estimated forfeitures, as compensation expense over the underlying requisite service periods of the related awards. The grant date fair value is based upon the Company’s stock price on the date of grant. The following table reflects the total stock-based compensation expense amounts included in the accompanying Consolidated Statements of Operations:

	2014	2013	2012
	(In thousands)
Cost of ATM operating revenues	$1,273	$911	$930
Selling, general, and administrative expenses	15,229	11,413	10,180

Total stock-based compensation expense	$16,502	$12,324	$11,110

The increase in stock-based compensation expense each year was due to additional expense recognition from the additional grants made during the periods. All grants during the periods above were made under the Company’s Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”), which is further discussed below.

Stock-Based Compensation Plans. The Company currently has two long-term incentive plans - the 2007 Plan and the 2001 Stock Incentive Plan (the “2001 Plan”). The purpose of each of these plans is to provide members of the Company’s Board of Directors and employees of the Company and its affiliates additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Equity grants awarded under these plans generally vest in various increments over four years based on continued employment. The Company handles stock option exercises and other stock grants through the issuance of new common shares.

2007 Plan. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, Restricted Stock Awards (“RSAs”), phantom stock awards, Restricted Stock Unites (“RSUs”), bonus stock awards, performance awards, and annual incentive awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 9,679,393 shares. The shares issued under the 2007 Plan are subject to further adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the Company’s capital structure. As of December 31, 2014, 416,500 options and 4,516,800 shares of restricted stock awards and units, net of cancellations, had been granted under the 2007 Plan, and options to purchase 247,625 shares of common stock have been exercised.

2001 Plan. No further awards were granted during 2014 under the Company’s 2001 Plan, as a result of the 2007 Plan adoption. As of December 31, 2014, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which the Company considered as non-qualified stock options, and options to purchase 6,177,704 shares of common stock had been exercised.

Restricted Stock Awards. The number of the Company’s outstanding Restricted Stock Awards (“RSAs”) as of December 31, 2014, and changes during the year ended December 31, 2014, are presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
RSAs outstanding as of January 1, 2014	375,498	$18.42
Granted	—	$—
Vested	(274,056)	$15.22
Forfeited	(18,414)	$27.16

RSAs outstanding as of December 31, 2014	83,028	$27.06

The majority of RSAs granted vest ratably over a four-year service period, and had a weighted average grant date fair value of $26.86 and $28.30 for the years ended 2013 and 2012, respectively. No RSAs were granted in 2014. The total fair value of RSAs that vested during the years ended December 31, 2014, 2013, and 2012 was $10.8 million, $8.1 million and $15.1 million, respectively. Compensation expense associated with RSAs totaled approximately $1.9 million, $4.1 million, and $5.5 million during 2014, 2013, and 2012, respectively, and based upon management’s estimates of forfeitures, there was approximately $1.4 million of unrecognized compensation cost associated with these RSAs as of December 31, 2014, which will be recognized on a straight-line basis over a remaining weighted-average vesting period of approximately 1.8 years.

Restricted Stock Units. In the first quarter of each year since 2011, the Company granted restricted stock units (“RSUs”) under its Long Term Incentive Plan (“LTIP”), which is an annual equity award program under the 2007 Stock Incentive Plan. The ultimate number of RSUs to be earned and outstanding are approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on an annual basis, and are based on the Company’s achievement of certain performance levels during the calendar year of its grant. The majority of these grants have both a performance-based and a service-based vesting schedule (“Performance-RSUs”), and the Company recognizes the related compensation expense based on the estimated performance levels that management believes will ultimately be met. Starting with the grants made in 2013, a portion of the awards have only a service-based vesting schedule (“Time-RSUs”), for which the associated expense is recognized ratably over four years. Performance-RSUs and Time-RSUs are convertible into the Company’s common stock after the passage of the vesting periods, which are 24, 36, and 48 months from January 31 of the grant year, at the rate of 50%, 25%, and 25%, respectively. Performance-RSUs will be earned only if the Company achieves certain performance levels. Although the Performance-RSUs are not considered to be earned and outstanding until at least the minimum performance metrics are met, the Company recognizes the related compensation expense over the requisite service period (or to an employee’s qualified retirement date, if earlier) using a graded vesting methodology. RSUs are also granted outside of LTIPs, with or without performance-based vesting requirements.

The number of the Company’s non-vested RSUs as of December 31, 2014, and changes during the year ended December 31, 2014, are presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested RSUs as of January 1, 2014	733,235	$25.26
Granted	412,668	$31.87
Vested	(295,419)	$23.48
Forfeited	(63,687)	$27.99

Non-vested RSUs as of December 31, 2014	786,797	$29.17

The above table only includes RSUs not subject to performance conditions; therefore, the Performance-RSUs granted in 2014 but not yet earned are not included. The number of Performance-RSUs granted in 2014 at target, net of forfeitures, was 206,587 shares with a grant date fair value of $38.40 per unit. The weighted average grant date fair value of the RSUs granted was $31.87, $31.72 and $21.73 for the years ended December 31, 2014, 2013, and 2012, respectively. The total fair value of RSUs that vested during the years ended December 31, 2014 and 2013 was approximately $6.9 and $7.1 million, respectively. No RSUs vested during the year ended December 31, 2012. Compensation expense associated with all RSUs totaled approximately $14.6 million, $8.1 million, and $5.5 million during 2014, 2013, and 2012, respectively. The unrecognized compensation expense associated with all RSU grants was $8.5 million as of December 31, 2014, which will be recognized using a graded vesting schedule for Performance-RSUs and a straight-line vesting schedule for Time-RSUs, over a remaining weighted-average vesting period of approximately 2.2 years.

Options. The number of the Company’s outstanding stock options as of December 31, 2014, and changes during the year ended December 31, 2014, are presented below:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contractual Term
Options outstanding as of January 1, 2014	280,175	$9.66
Exercised	(93,092)	$8.70
Forfeited	—	$—
Cancelled	(3,716)	$0.03

Options outstanding as of December 31, 2014	183,367	$10.33	$5,177	2.04 years

Options vested and exercisable as of December 31, 2014	183,367	$10.33	$5,177	2.04 years

Options exercised during the years ended December 31, 2014, 2013, and 2012 had a total intrinsic value of approximately $2.8 million, $6.7 million, and $12.9 million, respectively, which resulted in estimated tax benefits to the Company of approximately $0.9 million, $2.3 million, and $4.5 million, respectively. During 2012, the Company was in a net operating loss carryforward position; therefore, such benefits were not reflected in the accompanying consolidated financial statements for that year. The cash received by the Company as a result of option exercises was $0.8 million, $2.6 million, and $7.3 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Fair Value Assumptions. The Company utilizes the Black-Scholes option-pricing model to value options, which requires the input of certain subjective assumptions, including the expected life of the options, a risk-free interest rate, a dividend rate, an estimated forfeiture rate, and the future volatility of the Company’s common equity. These assumptions are based on management’s best estimate at the time of grant. There have been no options granted since 2010.

As of December 31, 2014, the Company had no unrecognized compensation expense associated with outstanding options and all remaining outstanding options became fully vested during 2014. Compensation expense recognized related to stock options totaled approximately $0.01 million, $0.1 million, and $0.1 million for the years ended December 31, 2014, 2013, and 2012, respectively.

(4) Earnings per Share

The Company reports its earnings per share under the two-class method. Under this method, potentially dilutive securities are excluded from the calculation of diluted earnings per share (as well as their related impact on the net income available to common stockholders) when their impact on net income available to common stockholders is anti-dilutive. Potentially dilutive securities for the years ended December 31, 2014, 2013, and 2012 included all outstanding stock options and shares of restricted stock, which were included in the calculation of diluted earnings per share for these periods. The potentially dilutive effect of outstanding warrants and the underlying shares exercisable under the Company’s convertible notes were excluded from diluted shares outstanding for the years ended December 31, 2014, 2013, and 2012 because the exercise price exceeded the average market price of the Company’s common stock. The effect of the note hedge the Company purchased to offset the underlying conversion option embedded in its convertible notes was also excluded, as the effect is anti-dilutive.

The shares of restricted stock issued by the Company have a non-forfeitable right to cash dividends, if and when declared by the Company. Accordingly, restricted shares are considered to be participating securities and, as such, the Company has allocated the undistributed earnings for the years ended December 31, 2014, 2013, and 2012 among the Company’s outstanding shares of common stock and issued but unvested restricted shares, as follows:

Earnings per Share (in thousands, excluding share and per share amounts):

	2014
	Income	Weighted Average Shares Outstanding	Earnings Per Share
Basic:
Net income attributable to controlling interests and available to common stockholders	$37,140
Less: Undistributed earnings allocated to unvested restricted shares	(126)

Net income available to common stockholders	$37,014	44,338,408	$0.83

Diluted:
Effect of dilutive securities:
Add: Undistributed earnings allocated to restricted shares	$126
Stock options added to the denominator under the treasury stock method		117,777
RSUs added to the denominator under the treasury stock method		411,119
Less: Undistributed earnings reallocated to restricted shares	(125)

Net income available to common stockholders and assumed conversions	$37,015	44,867,304	$0.82

	2013			2012
	Income	Weighted Average Shares Outstanding	Earnings Per Share	Income	Weighted Average Shares Outstanding	Earnings Per Share
Basic:
Net income attributable to controlling interests and available to common stockholders	$23,816			$43,591
Less: Undistributed earnings allocated to unvested restricted shares	(672)			(1,497)

Net income available to common stockholders	$23,144	44,371,313	$0.52	$42,094	43,469,175	$0.97

Diluted:
Effect of dilutive securities:
Add: Undistributed earnings allocated to restricted shares	$672			$1,497
Stock options added to the denominator under the treasury stock method		206,322			406,157
Less: Undistributed earnings reallocated to restricted shares	(669)			(1,483)

Net income available to common stockholders and assumed conversions	$23,147	44,577,635	$0.52	$42,108	43,875,332	$0.96

The computation of diluted earnings per share excluded potentially dilutive common shares related to restricted stock of 59,301 shares, 516,127 shares, and 630,537 shares for the years ended December 31, 2014, 2013, and 2012, respectively, because the effect of including these shares in the computation would have been anti-dilutive.

(5) Related Party Transactions

Board members. Dennis Lynch, a member of the Company’s Board of Directors, is a member of the Board of Directors for Fiserv, Inc. (“Fiserv”). Additionally, Jorge Diaz, also a member of the Company’s Board of Directors, is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv. During the years ended December 31, 2014, 2013 and 2012, Fiserv provided the Company with third-party services during the normal course of business, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment. The amounts paid to Fiserv for the years ended December 31, 2014, 2013, and 2012 were immaterial.

Bansi, an entity that owns a noncontrolling interest in the Company’s subsidiary, Cardtronics Mexico, provides various ATM management services to Cardtronics Mexico in the normal course of business, including serving as one of the vault cash providers and bank sponsors, as well as providing other miscellaneous services. The amounts paid to Bansi for the years ended December 31, 2014, 2013, and 2012 were immaterial.

(6) Property and Equipment, Net

The following is a summary of the components of property and equipment as of December 31, 2014 and 2013:

	2014	2013
	(In thousands)
ATM equipment and related costs	$512,001	$538,364
Technology assets	71,399	53,271
Office furniture, fixtures, and other	89,696	40,564

Total	673,096	632,199
Less accumulated depreciation	(337,301)	(361,233)

Net property and equipment	$335,795	$270,966

The property and equipment balances include deployments in process, as discussed in Note 1(i), Property and Equipment, Net, of $16.4 million and $12.7 million as of December 31, 2014 and 2013, respectively.

(7) Intangible Assets

Intangible Assets with Indefinite Lives

The following table presents the net carrying amount of the Company’s intangible assets with indefinite lives as of December 31, 2014 and 2013, as well as the changes in the net carrying amounts for the years ended December 31, 2014 and 2013 by segment:

	Goodwill
	North America	Europe	Total
	(In thousands)
Balance as of January 1, 2013:
Gross balance	$271,557	$64,142	$335,699
Accumulated impairment loss	—	(50,003)	(50,003)

	$271,557	$14,139	$285,696

Acquisitions	13,316	97,929	111,245
Purchase price adjustments	170	—	170
Allocation adjustment	6,860	(6,860)	—
Foreign currency translation adjustments	499	6,881	7,380

Balance as of December 31, 2013:
Gross balance	$292,402	$162,092	$454,494
Accumulated impairment loss	—	(50,003)	(50,003)

	$292,402	$112,089	$404,491

Acquisitions	108,932	15,461	124,393
Purchase price adjustments	(1,493)	(7,779)	(9,272)
Foreign currency translation adjustments	(212)	(7,437)	(7,649)

Balance as of December 31, 2014:
Gross balance	$399,629	$162,337	$561,966
Accumulated impairment loss	—	(50,003)	(50,003)

	$399,629	$112,334	$511,963

	Trade Name: indefinite-lived
	North America	Europe	Total
	(In thousands)
Balance as of January 1, 2013	$200	$3,231	$3,431
Acquisitions	513	—	513
Reclassification to definite-lived trade name	—	(3,298)	(3,298)
Foreign currency translation adjustments	(6)	120	114

Balance as of December 31, 2013	$707	$53	$760

Foreign currency translation adjustments	(9)	(23)	(32)

Balance as of December 31, 2014	$698	$30	$728

Intangible Assets with Definite Lives

The following is a summary of the Company’s intangible assets that were subject to amortization:

	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)			(In thousands)
Customer and branding contracts/relationships	$338,830	$(186,185)	$152,645	$291,392	$(162,775)	$128,617
Deferred financing costs	16,127	(5,851)	10,276	15,038	(5,466)	9,572
Non-compete agreements	4,568	(3,374)	1,194	4,075	(2,437)	1,638
Technology	2,803	(2,025)	778	2,827	(775)	2,052
Trade name: definite-lived	13,702	(1,783)	11,919	13,164	(527)	12,637

Total	$376,030	$(199,218)	$176,812	$326,496	$(171,980)	$154,516

The majority of the Company’s intangible assets with definite lives are being amortized over the assets’ estimated useful lives utilizing the straight-line method. Estimated useful lives range from four to ten years for customer and branding contracts/relationships, two to ten years for exclusive license agreements, one to five years for non-compete agreements, and one to fifteen years for finite-lived trade names. Estimated useful life for acquired technology is three years. Deferred financing costs are amortized through interest expense over the contractual term of the underlying borrowings utilizing the effective interest method. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a reduction in fair value or a revision of those estimated useful lives.

Amortization of definite-lived intangible assets is recorded in the Amortization of intangible assets line item in the Consolidated Statements of Operations, including any impairment charges, except for deferred financing costs and certain exclusive license agreements. Amortization of deferred financing costs is recorded in the Consolidated Statements of Operations combined with amortization of note discount. Certain exclusive license agreements that were effectively prepayments of merchant fees were amortized through the cost of ATM operating revenues line item during the years ended December 31, 2014 and 2013, for $3.9 million and $4.0 million, respectively. The Company recorded approximately $1.3 million in additional amortization expense during the year ended December 31, 2014 related to impairment of a previously acquired merchant contract/relationship intangible asset associated with its North America reporting segment.

The components of intangible assets acquired during the year ended December 31, 2014 were as follows:

	Amount Acquired in 2014	Weighted Average Amortization Period
	(In thousands)
Customer and branding contracts/relationships	$71,955	6.7 years
Non-compete agreements	590	4.2 years
Trade name: definite-lived	2,164	3.0 years

Total	$74,709

Estimated amortization for the Company’s intangible assets with definite lives for each of the next five years, and thereafter is as follows (amounts in thousands):

2015	$39,116
2016	35,268
2017	31,343
2018	25,898
2019	22,092
Thereafter	23,095

Total	$176,812

(8) Prepaid Expenses and Other Assets

The following is a summary of prepaid expenses, deferred costs, and other assets as of December 31, 2014 and 2013:

	2014	2013
	(In thousands)
Prepaid Expenses, Deferred Costs, and Other Current Assets:
Prepaid expenses	$27,406	$12,412
Deferred costs and other current assets	7,102	7,747

Total	$34,508	$20,159

Prepaid Expenses, Deferred Costs, and Other Noncurrent Assets:
Prepaid expenses	$21,158	$7,892
Deferred costs	738	776
Other	704	350

Total	$22,600	$9,018

As of December 31, 2014, the Company had recorded $13.4 million as prepaid merchant commissions related to the Co-op Food ATM estate contract, which drove the majority of the year-over-year increase in the noncurrent prepaid expenses and other assets. This amount is being amortized over the life of the contract and the expense is recorded within the Cost of ATM operating revenues line in the Consolidated Statements of Operations.

(9) Accrued Liabilities

Accrued liabilities consisted of the following as of December 31, 2014 and 2013:

	2014	2013
	(In thousands)
Accrued merchant fees	$39,473	$32,619
Deferred acquisition purchase price (1)	20,580	—
Accrued compensation	18,050	12,501
Accrued taxes	14,623	23,033
Accrued purchases	10,001	2,392
Accrued merchant settlement amounts	9,869	17,365
Accrued maintenance fees	8,945	5,186
Accrued cash rental and management fees	8,235	4,570
Accrued interest expense	6,128	6,140
Accrued armored fees	4,876	5,271
Accrued interest rate swap payments	3,001	2,211
Accrued ATM telecommunications costs	2,613	1,682
Accrued processing costs	1,957	939
Other accrued expenses	31,615	23,867

Total	$179,966	$137,776

(1)	This amount represents purchase price consideration on the Sunwin acquisition that will be paid in the first quarter of 2015.

(10) Long-Term Debt

The carrying value of the Company’s long-term debt consisted of the following as of December 31, 2014 and 2013

	2014	2013
	(In thousands)
Revolving credit facility, including swing-line credit facility (weighted-average combined interest rate of 2.2% and 2.5% as of December 31, 2014 and 2013, respectively)	$137,292	$72,547
8.25% Senior subordinated notes due September 2018	—	200,000
5.125% Senior notes due August 2022	250,000	—
1.00% Convertible senior notes due December 2020, net of discount	225,370	216,635
Equipment financing notes	35	1,332

Total long-term debt	612,697	490,514
Less: current portion	35	1,289

Total long-term debt, excluding current portion	$612,662	$489,225

Revolving Credit Facility

On April 24, 2014, the Company entered into an amended and restated credit agreement (the “Credit Agreement”). The Credit Agreement provides for a $375.0 million revolving credit facility and includes an accordion feature that will allow the Company to increase the available borrowings under the revolving credit facility to $500.0 million, subject to the approval of one or more existing lenders or one or more lenders that become party to the Credit Agreement. In addition, the revolving credit facility includes a sub-limit of up to $30.0 million for letters of credit, a sub-limit of up to $25.0 million for swingline loans and a sub-limit of up to the equivalent amount of $125.0 million for loans in currencies other than U.S. Dollars. The revolving credit facility has a termination date of April 2019.

Borrowings (not including swingline loans and alternative currency loans) under the revolving credit facility accrue interest at the Company’s option at either the Alternate Base Rate (as defined in the Credit Agreement) or the Adjusted LIBO Rate (as defined in the Credit Agreement) plus a margin depending on the Company’s most recent Total Net Leverage Ratio (as defined in the Credit Agreement). The margin for Alternative Base Rate loans varies between 0% to 1.25% and the margin for Adjusted LIBO Rate loans varies between 1.00% to 2.25%. Swingline loans bear interest at the Alternate Base Rate plus a margin as described above. The alternative currency loans bear interest at the Adjusted LIBO Rate for the relevant currency as described above. Substantially all of the Company’s domestic assets, including the stock of its wholly-owned domestic subsidiaries and 66% of the stock of the Company’s first-tier foreign subsidiaries, are pledged as collateral to secure borrowings made under the revolving credit facility. Furthermore, each of the Company’s material wholly-owned domestic subsidiaries has guaranteed the full and punctual payment of the obligations under the revolving credit facility. Additionally, no more than 40% of the Company’s Consolidated Adjusted EBITDA (as defined in the Credit Agreement) or the book value of the aggregate consolidated assets may be attributable to restricted subsidiaries that are not guarantors under the Credit Agreement. There are currently no restrictions on the ability of the Company’s subsidiaries to declare and pay dividends to the Company.

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws, and (iv) notification of certain events. Financial covenants in the revolving credit facility require the Company to maintain: (i) as of the last day of any fiscal quarter, a Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) of no more than 2.25 to 1.00; (ii) as of the last day of any fiscal quarter, a Total Net Leverage Ratio of no more than 4.00 to 1.00; and (iii) as of the last day of any fiscal quarter, a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of no more than 1.50 to 1. Additionally, the Company is limited on the amount of restricted payments, including dividends, which it can make pursuant to the terms of the Credit Agreement; however, the Company may generally make restricted payments so long as no event of default has occurred and is continuing and the total net leverage ratio is less than 3.0 to 1.0 at the time such restricted payment is made.

As of December 31, 2014, the Company was in compliance with all applicable covenants and ratios under the Credit Agreement.

As of December 31, 2014, $137.3 million was outstanding under the revolving credit facility. Additionally, the Company has posted a $2.0 million letter of credit serving to secure the overdraft facility of its U.K. subsidiary (further discussed below) and a $0.1 million letter of credit serving to secure a third-party processing contract in Canada. These letters of credit, which the applicable third-parties may draw upon in the event the Company defaults on the related obligations, reduce the Company’s borrowing capacity under the revolving credit facility.

As of December 31, 2014, the Company’s available borrowing capacity under the revolving credit facility totaled approximately $235.6 million.

$200.0 Million 8.25% Senior Subordinated Notes Due 2018

During the year ended December 31, 2014, the Company repurchased $20.6 million of its 8.250% senior subordinated notes due 2018 (the “2018 Notes”) in the open market. In addition, the Company received tenders and consents from the holders of $64.0 million of the 2018 Notes pursuant to a cash tender offer. Pursuant to the terms of the indenture governing the 2018 Notes, the Company redeemed the remaining $115.4 million of 2018 Notes outstanding on September 2, 2014 at a price of 104.125% and effectively retired all of the outstanding 2018 Notes.

In connection with the early extinguishment of the 2018 Notes, the Company recorded a $3.9 million pre-tax charge during the year ended December 31, 2014 to write off the unamortized deferred financing costs associated with the 2018 Notes, which are included in the Amortization of deferred financing costs and note discount line item in the accompanying Consolidated Statements of Operations. Additionally, the Company recorded a $9.1 million pre-tax charge related to the premium paid for the redemption, which is included in the Redemption costs for early extinguishment of debt line item in the accompanying Consolidated Statements of Operations in the year ended December 31, 2014.

$250.0 Million 5.125% Senior Notes Due 2022

On July 28, 2014, in a private placement offering, the Company issued $250.0 million in aggregate principal amount of 5.125% senior notes due 2022 (the “2022 Notes”) pursuant to an indenture dated July 28, 2014 (the “Indenture”) among the Company, its subsidiary guarantors (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee. Interest on the 2022 Notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year, and commenced on February 1, 2015. The net proceeds from the 2022 Notes were used to repurchase and redeem all of the outstanding 2018 Notes (as discussed above) and for general corporate purposes.

The 2022 Notes and Guarantees (as defined in the Indenture) rank (i) equally in right of payment with all of the Company’s and the Guarantors’ existing and future senior indebtedness, (ii) effectively junior to secured debt to the extent of the collateral securing such debt, including debt under the Company’s revolving credit facility and (iii) structurally junior to existing and future indebtedness of the Company’s non-guarantor subsidiaries. The 2022 Notes and Guarantees rank senior in right of payment to any of the Company’s and the Guarantors’ existing and future subordinated indebtedness.

The 2022 Notes contain covenants that, among other things, limit the Company’s ability and the ability of certain of its restricted subsidiaries to incur or guarantee additional indebtedness; make certain investments or pay dividends or distributions on the Company’s capital stock or repurchase capital stock or make certain other restricted payments; consolidate or merge with or into other companies; conduct asset sales; restrict dividends or other payments by restricted subsidiaries; engage in transactions with affiliates or related persons; and create liens.

In accordance with Rule 3-10 of Regulation S-X, condensed consolidated financial statements of non-guarantors are not required. The Company has no assets or operations independent of its subsidiaries. Obligations under its 2022 Notes are fully and unconditionally and jointly and severally guaranteed on a senior unsecured basis by the Company’s current 100%-owned domestic subsidiaries and certain of the Company’s future domestic subsidiaries, with the exception of the Company’s immaterial subsidiaries. There are no significant restrictions on the ability of the Company to obtain funds from the Guarantors by dividend or loan. None of the Guarantors’ assets represent restricted assets pursuant to Rule 4-08(e)(3) of Regulation S-X. The 2022 Notes include registration rights and as required under the terms of the Notes, the Company intends to register these Notes prior to the first anniversary of their issuance.

The 2022 Notes are subject to certain automatic customary releases, including the sale, disposition, or transfer of the capital stock or substantially all of the assets of a Guarantor, designation of a Guarantor as unrestricted in accordance with the Indenture, exercise of the legal defeasance option or the covenant defeasance option, liquidation or dissolution of the Guarantor and a Guarantor ceasing to both guarantee other Company debt and to be an obligor under the revolving credit facility. The Guarantors may not sell or otherwise dispose of all or substantially all of their properties or assets to, or consolidate with or merge into, another company if such a sale would cause a default under the Indenture.

$287.5 Million 1.00% Convertible Senior Notes Due 2020 and Related Equity Instruments

On November 19, 2013, the Company issued $250.0 million of 1.00% convertible senior notes due December 2020 (the “Convertible Notes”) at par value. The Company also granted to the initial purchasers the option to purchase, during the 13 day period following the issuance of the notes, up to an additional $37.5 million of Convertible Notes (the “Over-allotment Option”). The initial purchasers exercised the Over-allotment Option on November 21, 2013. The Company received $254.2 million in net proceeds from the offering after deducting underwriting fees paid to the initial purchasers and a repurchase of 665,994 shares of its outstanding common stock concurrent with the offering. The Company used a portion of the net proceeds from the offering to fund the net cost of the convertible note hedge transaction, as described below. The convertible note hedge and warrant transactions were entered into with the initial purchasers on November 19, 2013, concurrent with the pricing of the Convertible Notes, and on November 21, 2013, concurrent with the exercise of the Over-allotment Option. The Company pays interest semi-annually (payable in arrears) on June 1st and December 1st of each year. Under U.S. GAAP, certain convertible debt instruments that may be settled in cash (or other assets) upon conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. The Company, with assistance from a valuation professional, determined that the fair value of the debt component was $215.8 million and the fair value of the embedded option was $71.7 million as of the issuance date. The Company recognizes effective interest expense on the debt component and that interest expense effectively accretes the debt component to the total principal amount due at maturity of $287.5 million. The effective rate of interest to accrete the debt balance is approximately 5.26%, which corresponded to the Company’s estimated conventional debt instrument borrowing rate at the date of issuance.

The Convertible Notes have an initial conversion price of $52.35 per share, which equals an initial conversion rate of 19.1022 shares of common stock per $1,000 principal amount of notes, for a total of approximately 5.5 million shares of our common stock initially underlying the debt. The conversion rate, however, is subject to adjustment under certain circumstances. Conversion can occur: (1) any time on or after September 1, 2020; (2) after March 31, 2014, during any calendar quarter that follows a calendar quarter in which the price of the Company’s common stock exceeds 135% of the conversion price for at least 20 days during the 30 consecutive trading-day period ending on the last trading day of the quarter; (3) during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price of the Convertible Notes is less than 98% of the closing price of the Company’s common stock multiplied by the applicable conversion rate on each such trading day; (4) upon specified distributions to the Company’s shareholders upon recapitalizations, reclassifications or changes in stock; and (5) upon a make-whole fundamental change. A fundamental change is defined as any one of the following: (1) any person or group that acquires 50% or more of the total voting power of all classes of common equity that is entitled to vote generally in the election of the Company’s directors; (2) the Company engages in any recapitalization, reclassification or changes of common stock as a result of which the common stock would be converted into or exchanged for, stock, other securities, or other assets or property; (3) the Company engages in any share exchange, consolidation or merger where the common stock is converted into cash, securities or other property; (4) the Company engages in any sales, lease or other transfer of all or substantially all of the consolidated assets; or (5) the Company’s stock is not listed for trading on any U.S. national securities exchange.

As of December 31, 2014, none of the contingent conversion thresholds described above were met in order for the Convertible Notes to be convertible at the option of the note holders. As a result, the Convertible Notes have been classified as a noncurrent liability on the Company’s Consolidated Balance Sheets at December 31, 2014. In future financial reporting periods, the classification of the Convertible Notes may change depending on whether any of the above contingent criteria have been subsequently satisfied.

Upon conversion, holders of the Convertible Notes are entitled to receive cash, shares of the Company’s common stock or a combination of cash and common stock, at the Company’s election. In the event of a change in control, as defined in the indenture under which the Convertible Notes have been issued, holders can require the Company to purchase all or a portion of their Convertible Notes for 100% of the notes’ par value plus any accrued and unpaid interest.

Interest expense related to the Convertible Notes consisted of the following:

	2014	2013	2012
	(In thousands)
Cash interest per contractual coupon rate	$2,875	$288	$—
Amortization of note discount	8,724	848	—
Amortization of deferred financing costs	518	48	—

Total interest expense related to Convertible Notes	$12,117	$1,184	$—

The carrying value of the Convertible Notes consisted of the following as of December 31, 2014 and 2013:

	2014	2013
	(In thousands)
Principal balance	$287,500	$287,500
Discount, net of accumulated amortization	(62,130)	(70,865)

Net carrying amount of Convertible Notes	$225,370	$216,635

In connection with the issuance of the Convertible Notes, the Company entered into separate convertible note hedge and warrant transactions with certain of the initial purchasers to reduce the potential dilutive impact upon the conversion of the Convertible Notes. The net effect of these transactions effectively raised the price at which dilution would occur from the $52.35 initial conversion price of the Convertible Notes to $73.29. Pursuant to the convertible note hedge, the Company purchased call options granting the Company the right to acquire up to approximately 5.5 million shares of its common stock with an initial strike price of $52.35. The call options automatically become exercisable upon conversion of the Convertible Notes, and will terminate on the second scheduled trading day immediately preceding December 1, 2020. The Company also sold to the initial purchasers warrants to acquire up to approximately 5.5 million shares of its common stock with a strike price of $73.29. The warrants will expire incrementally on a series of expiration dates subsequent to the maturity date of the Convertible Notes through August 30, 2021. If the conversion price of the Convertible Notes remains between the strike prices of the call options and warrants, the Company’s shareholders will not experience any dilution in connection with the conversion of the Convertible Notes; however, to the extent that the price of the Company’s common stock exceeds the strike price of the warrants on any or all of the series of related expiration dates of the warrants, the Company would be required to issue additional shares of its common stock to the warrant holders. The amounts allocated to both the note hedge and warrants were recorded in Stockholders’ Equity, within the Additional paid-in capital line item.

Debt Maturities

Aggregate maturities of the principal amounts of the Company’s long-term debt as of December 31, 2014, were as follows (in thousands) for the years indicated:

2015	$35
2016	—
2017	—
2018	—
2019	137,292
Thereafter	537,500

Total	$674,827

(11) Asset Retirement Obligations

Asset retirement obligations consist primarily of costs to deinstall the Company’s ATMs and costs to restore the ATM sites to their original condition, which are estimated based on current market rates. In most cases, the Company is contractually required to perform this deinstallation and in some cases, site restoration work. For each group of similar ATM type, the Company has recognized the fair value of the asset retirement obligation as a liability on its balance sheet and capitalized that cost as part of the cost basis of the related asset. The related assets are depreciated on a straight-line basis over five years, which is the estimated average time period that an ATM is installed in a location before being deinstalled, and the related liabilities are accreted to their full value over the same period of time. As reflected in the table below, during the year ended December 31, 2014, the Company revised its estimated future liabilities based on recent actual experience, changes in certain company methods and other cost estimate changes. The changes in estimated future costs were recorded as a reduction in the carrying amount of the remaining unamortized asset and will primarily reduce the Company’s depreciation and accretion expense amounts prospectively. Where there was no net book value of related assets remaining, the Company reduced its depreciation and accretion expense by approximately $1.0 million in 2014 related to this change in estimate. Additionally, as of December 31, 2014 and 2013, the Company reclassified a portion of the estimated liabilities as current, which is included in the Current portion of other long-term liabilities line item in the accompanying Consolidated Balance Sheets.

The following table is a summary of the changes in the Company’s asset retirement obligation liability for the years ended December 31, 2014 and 2013:

	2014	2013
	(In thousands)
Asset retirement obligation as of beginning of period	$63,831	$44,696
Additional obligations	8,373	6,399
Estimated obligations assumed in acquisition	6,097	18,494
Purchase price adjustment	(6,653)	—
Accretion expense	2,559	2,777
Change in estimates	(13,534)	(6,477)
Payments	(3,702)	(2,495)
Foreign currency translation adjustments	(1,835)	437

Total asset retirement obligation at end of period	55,136	63,831
Less: current portion	3,097	3,166

Asset retirement obligation, excluding current portion	$52,039	$60,665

See Note 16, Fair Value Measurements for additional disclosures on the Company’s asset retirement obligations with respect to its fair value measurements.

(12) Other Liabilities

The following is a summary of the components of the Company’s other liabilities as of December 31, 2014 and 2013:

	2014	2013
	(In thousands)
Current Portion of Other Long-Term Liabilities:
Interest rate swaps	$29,147	$31,069
Obligations associated with acquired unfavorable contracts	284	—
Deferred revenue	1,731	1,315
Asset retirement obligations	3,097	3,166
Other	678	47

Total	$34,937	$35,597

Other Long-Term Liabilities:
Interest rate swaps	$25,847	$34,509
Obligations associated with acquired unfavorable contracts	2,271	—
Deferred revenue	935	962
Other	8,663	3,265

Total	$37,716	$38,736

Other long-term liabilities related to interest rate swaps decreased from December 31, 2013 to December 31, 2014 mostly as a result of payments made on its outstanding swap agreements since December 31, 2013. See Note 15, Derivative Financial Instruments for additional information on the Company’s interest rate swaps.

(13) Stockholders’ Equity

Common and Preferred Stock. The Company is authorized to issue 125,000,000 shares of common stock, of which 44,562,122 and 44,375,952 shares were outstanding as of December 31, 2014 and 2013, respectively. Additionally, the Company is authorized to issue 10,000,000 shares of preferred stock, of which no shares were outstanding as of December 31, 2014 and 2013.

Additional Paid-In Capital. Included in the balance of Additional paid-in capital are amounts related to the Convertible Notes issued in November 2013 and the related equity instruments. These amounts include: (1) the fair value of the embedded option of the Convertible Notes for $62.1 million, (2) the amount paid to purchase the associated convertible note hedges for $72.6 million, (3) the amount received for selling associated warrants for $40.5 million, and (4) $1.6 million in debt issuance costs allocated to the equity component of the convertible note. See Note 10, Long-Term Debt for additional information on the Convertible Notes and the related equity instruments.

Accumulated Other Comprehensive Loss, Net. Accumulated other comprehensive loss, net, is displayed as a separate component of Stockholders’ equity in the accompanying Consolidated Balance Sheets. The following table presents the changes in the balances of each component of accumulated other comprehensive loss, net for the years ended December 31, 2014, 2013 and 2012:

	Foreign currency translation adjustments	Unrealized (losses) gains on interest rate swap contracts, net of tax		Total
	(In thousands)
Total accumulated other comprehensive loss, net as of January 1, 2012	$(27,135)	$(56,767	)(1)	$(83,902)
Other comprehensive income (loss) before reclassification	2,501	(49,485	)(2)	(46,984)
Amounts reclassified from accumulated other comprehensive loss, net	—	25,801	(2)	25,801

Total accumulated other comprehensive loss, net as of December 31, 2012	$(24,634)	$(80,451	)(1)	$(105,085)

Other comprehensive income before reclassification	6,198	62	(3)	6,260
Amounts reclassified from accumulated other comprehensive loss, net	—	25,871	(3)	25,871

Total accumulated other comprehensive loss, net as of December 31, 2013	$(18,436)	$(54,518	)(1)	$(72,954)

Other comprehensive loss before reclassification	(16,273)	(29,239	)(4)	(45,512)
Amounts reclassified from accumulated other comprehensive loss, net	—	35,459	(4)	35,459

Total accumulated other comprehensive loss, net as of December 31, 2014	$(34,709)	$(48,298	)(1)	$(83,007)

(1)	Net of deferred income tax benefit of $12,602 as of January 1, 2012, and $27,413, $10,829, and $6,701 as of December 31, 2012, 2013, and 2014, respectively.
(2)	Net of deferred income tax benefit of $30,946 for Other comprehensive income (loss) before reclassification and deferred income tax expense of $16,135 for Amounts reclassified from accumulated other comprehensive loss, net, respectively, for the year ended December 31, 2012.
(3)	Net of deferred income tax expense of $40 for Other comprehensive income before reclassification and deferred income tax expense of $16,544 for Amounts reclassified from accumulated other comprehensive loss, net, respectively, for the year ended December 31, 2013.
(4)	Net of deferred income tax benefit of $19,405 for Other comprehensive loss before reclassification and deferred income tax expense of $23,533 for Amounts reclassified from accumulated other comprehensive loss, net, respectively, for the year ended December 31, 2014.

The Company records unrealized gains and losses related to its interest rate swaps net of estimated taxes in the Accumulated other comprehensive loss, net, line item within Stockholders’ equity in the accompanying Consolidated Balance Sheets since it is more likely than not that the Company will be able to realize the benefits associated with its net deferred tax asset positions in the future. The amounts reclassified from Accumulated other comprehensive loss, net, are recognized in Cost of ATM operating revenues line item on the accompanying Consolidated Statements of Operations.

The Company currently believes that the unremitted earnings of its foreign subsidiaries will be reinvested for an indefinite period of time. Accordingly, no deferred taxes have been provided for the differences between the Company’s book basis and underlying tax basis in these subsidiaries or on the foreign currency translation adjustment amounts.

(14) Employee Benefits

The Company sponsors defined contribution retirement plans for its employees, the principal plan being the 401(k) plan which is offered to its employees in the U.S. During 2014, the Company matched 100% of employee contributions up to 3% of the employee’s eligible compensation. Employees immediately vest in their contributions while the Company’s matching contributions vest at a rate of 20% per year. The Company also sponsors a similar plan for its employees in the U.K. The Company contributed $1.3 million, $0.7 million, and $0.6 million to the defined contribution benefit plans for the years ended December 31, 2014, 2013, and 2012, respectively.

(15) Derivative Financial Instruments

Cash Flow Hedging Strategy

The Company is exposed to certain risks relating to its ongoing business operations, including interest rate risk associated with its vault cash rental obligations and, to a lesser extent, borrowings under its revolving credit facility. The Company is also exposed to foreign currency exchange rate risk with respect to its investments in its foreign subsidiaries. While the Company does not currently utilize derivative instruments to hedge its foreign currency exchange rate risk, it does utilize interest rate swap contracts to manage the interest rate risk associated with its vault cash rental obligations in the U.S. The Company’s interest rate swap contracts to manage its vault cash rental interest rate risk in the U.K. expired as of December 31, 2013. The Company does not currently utilize any derivative instruments to manage the interest rate risk associated with its vault cash rental obligations in any of the other international subsidiaries, nor does it utilize derivative instruments to manage the interest rate risk associated with borrowings outstanding under its revolving credit facility.

The interest rate swap contracts entered into with respect to the Company’s vault cash rental obligations serve to mitigate the Company’s exposure to interest rate risk by converting a portion of the Company’s monthly floating rate vault cash rental obligations to a fixed rate. The Company has contracts in varying notional amounts through December 31, 2018 for the Company’s U.S. vault cash rental obligations. By converting such amounts to a fixed rate, the impact of future interest rate changes (both favorable and unfavorable) on the Company’s monthly vault cash rental expense amounts has been reduced. The interest rate swap contracts typically involve the receipt of floating rate amounts from the Company’s counterparties that match, in all material respects, the floating rate amounts required to be paid by the Company to its vault cash providers for the portions of the Company’s outstanding vault cash obligations that have been hedged. In return, the Company typically pays the interest rate swap counterparties a fixed rate amount per month based on the same notional amounts outstanding. At no point is there an exchange of the underlying principal or notional amounts associated with the interest rate swaps. Additionally, none of the Company’s existing interest rate swap contracts contain credit-risk-related contingent features.

For each derivative instrument that is designated and qualifies as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) (“OCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedge transaction affects earnings. Gains and losses on the derivative instrument representing either hedge ineffectiveness or hedge components that are excluded from the assessment of effectiveness are recognized in earnings. However, because the Company currently only utilizes fixed-for-floating interest rate swaps in which the underlying pricing terms agree, in all material respects, with the pricing terms of the Company’s vault cash rental obligations, the amount of ineffectiveness associated with such interest rate swap contracts has historically been immaterial. Accordingly, no ineffectiveness amounts associated with the Company’s effective cash flow hedges have been recorded in the Company’s consolidated financial statements. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the Consolidated Statements of Operations during the current period.

The notional amounts, weighted average fixed rates, and terms associated with the Company’s interest rate swap contracts accounted for as cash flow hedges that are currently in place (as of the date of the issuance of these financial statements) are as follows:

Notional Amounts	Weighted Average Fixed Rate	Term
(In millions)
$1,300	2.84%	January 1, 2015 – December 31, 2015
$1,300	2.74%	January 1, 2016 – December 31, 2016
$1,000	2.53%	January 1, 2017 – December 31, 2017
$750	2.54%	January 1, 2018 – December 31, 2018

Accounting Policy

The Company recognizes all of its derivative instruments as either assets or liabilities in the accompanying Consolidated Balance Sheets at fair value. The accounting for changes in the fair value (e.g., gains or losses) of those derivative instruments depends on (1) whether these instruments have been designated (and qualify) as part of a hedging relationship and (2) the type of hedging relationship actually designated. For derivative instruments that are designated and qualify as hedging instruments, the Company designates the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, a fair value hedge, or a hedge of a net investment in a foreign operation.

The Company has designated all of its interest rate swap contracts as cash flow hedges of the Company’s forecasted vault cash rental obligations. Accordingly, changes in the fair values of the related interest rate swap contracts have been reported in the Accumulated other comprehensive loss, net line item within stockholders’ equity in the accompanying Consolidated Balance Sheets.

The Company believes that it is more likely than not that it will be able to realize the benefits associated with its domestic net deferred tax asset positions in the future. Therefore, the Company records the unrealized losses related to its domestic interest rate swaps net of estimated tax benefits in the Accumulated other comprehensive loss, net line item within Stockholders’ equity in the accompanying Consolidated Balance Sheets.

Tabular Disclosures

The following tables depict the effects of the use of the Company’s derivative contracts on its Consolidated Balance Sheets and Consolidated Statements of Operations.

Balance Sheet Data

	December 31, 2014		December 31, 2013
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Liability Derivative Instruments:	(In thousands)

Derivatives Designated as Hedging Instruments:
Interest rate swap contracts	Current portion of other long-term liabilities	$29,147	Current portion of other long-term liabilities	$31,069
Interest rate swap contracts	Other long-term liabilities	25,847	Other long-term liabilities	34,509

Total Derivatives		$54,994		$65,578

Statements of Operations Data

	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationship	Amount of (Loss) Gain Recognized in OCI on Derivative Instruments (net of tax)		Location of Loss Reclassed from Accumulated OCI Into Income	Amount of Loss Reclassified from Accumulated OCI into Income (net of tax)
	2014	2013		2014	2013
	(In thousands)			(In thousands)
Interest rate swap contracts	$(29,239)	$62	Cost of ATM operating revenues	$(35,459)	$(25,871)

The Company does not currently have any derivative instruments that have been designated as fair value or net investment hedges. The Company has not historically, and does not currently anticipate terminating its existing derivative instruments prior to their expiration dates. If the Company concludes that it is no longer probable that the anticipated future vault cash rental obligations that have been hedged will occur, or if changes are made to the underlying terms and conditions of the Company’s vault cash rental agreements, thus creating some amount of ineffectiveness associated with the Company’s current interest rate swap contracts, any resulting gains or losses will be recognized within the Other expense (income) line item of the Company’s Consolidated Statements of Operations.

As of December 31, 2014, the Company expected to reclassify $29.1 million of net derivative-related losses contained within accumulated OCI into earnings during the next twelve months concurrent with the recording of the related vault cash rental expense amounts.

See Note 16, Fair Value Measurements for additional disclosures on the Company’s interest rate swap contracts in respect to its fair value measurements.

(16) Fair Value Measurements

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2014 and 2013 using the fair value hierarchy prescribed by U.S. GAAP. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets. Level 2 refers to fair values estimated using significant other observable inputs, and Level 3 includes fair values estimated using significant non-observable inputs. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

	Fair Value Measurements at December 31, 2014
	Total	Level 1	Level 2	Level 3
	(In thousands)
Liabilities
Liabilities associated with interest rate swaps	$54,994	$—	$54,994	$—
Acquisition-related contingent consideration	—	—	—	—

	Fair Value Measurements at December 31, 2013
	Total	Level 1	Level 2	Level 3
	(In thousands)
Liabilities
Liabilities associated with interest rate swaps	$65,578	$—	$65,578	$—
Acquisition-related contingent consideration	575	—	—	575

Additions to asset retirement obligation liability. The Company estimates the fair value of additions to its asset retirement obligation liability using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. Liabilities added to the Asset retirement obligations line item in the accompanying Consolidated Balance Sheets are measured at fair value at the time of the asset installations using Level 3 inputs, and are only reevaluated periodically based on estimated current fair value. Amounts added to the asset retirement obligation liability during the years ended 2014, 2013 and 2012 totaled $14.5 million, $24.9 million, and $10.3 million, respectively. The substantial increase in 2013 relates primarily to estimated liabilities assumed in conjunction with the Company’s acquisition of Cardpoint in August 2013.

Below are descriptions of the Company’s valuation methodologies for assets and liabilities measured at fair value. The methods described below may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Cash and cash equivalents, accounts and notes receivable, net of the allowance for doubtful accounts, other current assets, accounts payable, accrued expenses, and other current liabilities. These financial instruments are not carried at fair value, but are carried at amounts that approximate fair value due to their short-term nature and generally negligible credit risk.

Acquisition-related intangible assets. The estimated fair values of acquisition-related intangible assets are valued based on a discounted cash flows analysis using significant non-observable inputs (Level 3 inputs). The Company tests intangible assets for impairment on a quarterly basis by measuring the related carrying amounts against the estimated undiscounted future cash flows associated with the related contract or portfolio of contracts.

Interest rate swaps. The fair value of the Company’s interest rate swaps was a liability of $55.0 million as of December 31, 2014. These financial instruments are carried at fair value, calculated as the present value of amounts estimated to be received or paid to a marketplace participant in a selling transaction. These derivatives are valued using pricing models based on significant other observable inputs (Level 2 inputs), while taking into account the creditworthiness of the party that is in the liability position with respect to each trade. See Note 15, Derivative Financial Instruments for additional disclosures on the valuation process of this liability.

Acquisition-related contingent consideration. Liabilities from acquisition-related contingent consideration are estimated by the Company using a discounted cash flow model. Acquisition-related contingent consideration liabilities are classified as Level 3 liabilities, because the Company uses unobservable inputs to value them, based on its best estimate of operational results upon which the payment of these obligations are contingent. Gains and losses related to the contingent consideration associated with acquisitions are included in other (income) expenses in the Company’s consolidated statements of operations.

Long-term debt. The carrying amount of the long-term debt balance related to borrowings under the Company’s revolving credit facility approximates fair value due to the fact that any borrowings are subject to short-term floating interest rates. As of December 31, 2014, the fair value of the Company’s 2022 Notes and 2020 Convertible Notes (see Note 10, Long-Term Debt) totaled $245.0 million and $281.4 million, respectively, based on the quoted market price (Level 1 input) for these notes as of that date.

(17) Commitments and Contingencies

Legal Matters

The Company is subject to various legal proceedings and claims arising in the ordinary course of its business. The Company has provided reserves where necessary for all claims and the Company’s management does not expect the outcome in any legal proceedings, individually or collectively, to have a material adverse impact on the Company’s financial condition or results of operations. Additionally, the Company currently expenses all legal costs as they are incurred.

Operating Lease Obligations

The Company was a party to several operating leases as of December 31, 2014, primarily for office space and the rental of space at certain merchant locations.

Future minimum lease payments under the Company’s operating and merchant space leases (with initial lease terms in excess of one year) as of December 31, 2014 were as follows for each of the five years indicated and in the aggregate thereafter (amounts in thousands):

2015	$12,653
2016	9,848
2017	6,352
2018	4,850
2019	2,007
Thereafter	2,714

Total minimum lease payments	$38,424

Total rental expense under the Company’s operating leases, net of sublease income, was approximately $9.7 million, $7.2 million, and $6.7 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Other Commitments

Asset Retirement Obligations. The Company’s asset retirement obligations consist primarily of deinstallation costs of the ATM and costs to restore the ATM site to its original condition. In most cases, the Company is legally required to perform this deinstallation and restoration work. The Company had $55.1 million accrued for these liabilities as of December 31, 2014. For additional information, see Note 11, Asset Retirement Obligations.

Purchase commitments. As of December 31, 2014, the Company had entered into an agreement to purchase $13.8 million of ATMs and equipment for its North America segment and $6.3 million of ATMs and equipment for its Europe segment during 2015. Other material purchase commitments as of December 31, 2014 included $4.0 million in minimum service requirements for certain gateway and processing fees over the next four years for its North America segment.

(18) Income Taxes

Income tax expense based on the Company’s income before income taxes consisted of the following for the years ended December 31, 2014, 2013, and 2012:

	2014	2013	2012
	(In thousands)
Current:
U.S. federal	$19,033	$26,766	$503
State and local	3,554	5,503	812
Foreign	2,549	1,216	—

Total current	$25,136	$33,485	$1,315

Deferred:
U.S. federal	$1,639	$11,648	$24,005
State and local	795	(1,901)	1,749
Foreign	604	(1,214)	(60)

Total deferred	3,038	8,533	25,694

Total income tax expense	$28,174	$42,018	$27,009

Income tax expense (benefit) differs from amounts computed by applying the U.S. federal statutory tax rate to income before taxes as follows for the years ended December 31, 2014, 2013, and 2012:

	2014	2013	2012
	(In thousands)
Income tax expense, at the statutory rate of 35.0%	$22,179	$21,932	$24,595
Provision to return and deferred tax adjustments	1,705	(1,637)	200
State tax, net of federal benefit	2,717	2,275	1,858
Permanent adjustments	173	(115)	322
Foreign subsidiary tax rate differences	(985)	1,252	120
Impact of entity restructuring	—	15,501	—
Other	338	(6)	67

Subtotal	26,127	39,202	27,162
Change in valuation allowance	2,047	2,816	(153)

Total income tax expense	$28,174	$42,018	$27,009

Income tax expense for the year ended December 31, 2014 relates primarily to consolidated income generated from the Company’s U.S. operations. The decrease in income tax expense, compared to the prior year, is primarily related to a $13.8 million charge recorded during the year ended December 31, 2013 related to deferred tax assets that were no longer realizable as a result of an internal restructuring in that period.

The net current and noncurrent deferred tax assets and liabilities (by segment) as of December 31, 2014 and 2013 were as follows:

	North America		Europe
	2014	2013	2014	2013
	(In thousands)
Current deferred tax asset	$19,720	$17,891	$4,727	$3,508
Valuation allowance	(144)	(88)	—	(70)
Current deferred tax liability	—	(2)	—	(1,188)

Net current deferred tax asset	19,576	17,801	4,727	2,250

Noncurrent deferred tax asset	30,709	35,621	36,649	24,225
Valuation allowance	(2,591)	(2,008)	(10,989)	(9,900)

Noncurrent deferred tax liability	(42,002)	(38,444)	(17,206)	(5,484)

Net noncurrent deferred tax (liability) asset	(13,884)	(4,831)	8,454	8,841

Net deferred tax asset (liability)	$5,692	$12,970	$13,181	$11,091

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 were as follows:

	2014	2013
	(In thousands)
Current deferred tax assets:
Reserve for receivables	$267	$258
Accrued liabilities and inventory reserves	6,746	5,069
Net operating loss carryforward	4,566	3,614
Unrealized losses on interest rate swap contracts	11,365	12,197
Other	1,503	261

Subtotal	24,447	21,399
Valuation allowance	(144)	(158)

Current deferred tax assets	24,303	21,241
Noncurrent deferred tax assets:
Net operating loss carryforward	15,326	17,350
Unrealized loss on interest rate swap contracts	10,078	13,548
Stock-based compensation	8,057	6,111
Asset retirement obligations	2,757	2,434
Tangible and intangible assets	26,107	15,970
Deferred revenue	497	798
Other	4,536	3,635

Subtotal	67,358	59,846
Valuation allowance	(13,580)	(11,908)

Noncurrent deferred tax assets	53,778	47,938

Current deferred tax liabilities:
Other	—	(1,190)

Current deferred tax liabilities	—	(1,190)

Noncurrent deferred tax liabilities:
Tangible and intangible assets	(59,035)	(41,303)
Asset retirement obligations	(173)	(2,625)

Noncurrent deferred tax liabilities	(59,208)	(43,928)

Net deferred tax asset	$18,873	$24,061

We assess our deferred tax asset valuation allowances at the end of each reporting period. The determination of whether a valuation allowance for deferred tax assets is needed is subject to considerable judgment and requires an evaluation of all available positive and negative evidence. Based on the assessment at December 31, 2014, and the weight of all available evidence, we concluded that maintaining the deferred tax asset valuation allowance for certain of our entities in the U.K. and Mexico was appropriate, as we currently believe that it is more likely than not that these tax assets will not be realized. However, with increased recent profitability and increasing visibility into projected profitability in the U.K., we believe it is possible that the valuation allowance associated with certain U.K. entities could be reduced or removed in future periods.

The deferred tax benefits associated with the Company’s net unrealized losses on derivative instruments have been reflected within the Accumulated other comprehensive loss, net, balance in the accompanying Consolidated Balance Sheets.

As of December 31, 2014, the Company had approximately $8.3 million in U.S. federal net operating loss carryforwards that will begin expiring in 2021.

As of December 31, 2014, the Company had approximately $66.7 million in net operating loss carryforwards in the U.K. not subject to expiration and $10.7 million in net operating loss carryforwards in Mexico that will begin expiring in 2016. The deferred tax benefits associated with such carryforwards in Mexico and certain of the Company’s U.K. entities, to the extent they are not offset by deferred tax liabilities, have been fully reserved for through a valuation allowance.

The Company currently believes that the unremitted earnings of its foreign subsidiaries will be reinvested in the corresponding country of origin for an indefinite period of time. As of December 31, 2014, the unremitted earnings of these subsidiaries are not material.

The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. With few exceptions, the Company is not subject to income tax examination by tax authorities for years before 2011.

(19) Concentration Risk

Significant Supplier. For the years ended December 31, 2014 and 2013, the Company’s U.S., U.K., and Canada operations purchased equipment from one supplier that accounted for 61.6% and 63.5%, respectively, of the Company’s total ATM purchases for those years.

Significant Vendors. The Company obtains the cash to fill a substantial portion of its domestic Company-owned ATMs, and, in some cases, merchant-owned and managed services ATMs, from Bank of America, Elan, and Wells Fargo. For the quarter ended December 31, 2014, the Company had an average of $1.9 billion in cash in its domestic ATMs, of which 30.4% was provided by Elan Financial Services; 30.3% was provided by Wells Fargo and 21.6% was provided by Bank of America. The Company’s existing vault cash rental agreements expire at various times through December 2017. However, each provider has the right to demand the return of all or any portion of its cash at any time upon the occurrence of certain events beyond the Company’s control, including certain bankruptcy events of the Company or its subsidiaries, or a breach of the terms of the Company’s cash provider agreements. Other key terms of the agreements include the requirement that the cash providers provide written notice of their intent not to renew. Such notice provisions typically require a minimum of 180 to 360 days’ notice prior to the actual termination date. If such notice is not received, then the contracts will typically automatically renew for an additional one-year period. Additionally, the Company’s contract with one of its vault cash providers contains a provision that allows the provider to modify the pricing terms contained within the agreement at any time with 60 days prior written notice. However, in the event both parties do not agree to the pricing modifications, then either party may provide 180 days prior written notice of its intent to terminate. In the U.K., the Company obtains the majority of its vault cash from Santander, for which the existing vault cash rental agreement expires in December 2017.

In addition to the above, the Company had concentration risks in significant vendors for the provision of on-site maintenance services and armored courier services in the U.S. for the years ended December 31, 2014 and 2013.

Significant Customers. For the years ended December 31, 2014 and 2013, the Company derived 31.4% and 40.8%, respectively, of its unaudited pro forma revenues from ATMs placed at the locations of its five largest merchants. The Company’s top five merchants (based on its total revenues) were 7-Eleven, Inc. (“7-Eleven”), CVS Caremark Corporation (“CVS”), Walgreen Co. (“Walgreens”), Speedway LLC (“Speedway”), and The Pantry, Inc. (“Pantry”) for the year ended December 31, 2014 and were 7-Eleven, CVS, Walgreens, Speedway, and Valero Energy Corporation for the year ended December 31, 2013. Unaudited pro forma revenues are the Company’s actual total revenues for 2014 and the pro forma effect of the acquisitions completed in each period. 7-Eleven in the United States, which represents the single largest merchant customer in the Company’s portfolio, comprised approximately 17.5% and 22.0% of the Company’s unaudited pro forma revenues for the years ended December 31, 2014 and 2013, respectively. Accordingly, a significant percentage of the Company’s future revenues and operating income will be dependent upon the successful continuation of its relationship with these merchants.

(20) Segment Information

This note has been revised from the originally filed Form 10-K to reflect the Company’s present segment structure that became effective in January 2015. Effective in January 2015, the Company’s reportable segments consist of its North America and Europe segments. The Company’s operations in U.S, Canada, Mexico, Puerto Rico and the U.S. Virgin Islands are included in its North America segment. The Europe segment includes the Company’s operations in the U.K. and Germany. While each of these reporting segments provides similar kiosk-based and/or ATM-related services, both segments are currently managed separately as they require different marketing and business strategies.

Management uses Adjusted EBITDA, along with other U.S. GAAP-based measures, to assess the operating results and effectiveness of its segments. Management believes Adjusted EBITDA is a useful measure because it allows management to more effectively evaluate operating performance and compare its results of operations from period to period without regard to financing method or capital structure. The Company excludes depreciation, accretion, and amortization expense as these amounts can vary substantially depending upon book values of assets, capital structures and the method by which the assets were acquired. Additionally, Adjusted EBITDA does not reflect acquisition-related costs and the Company’s obligations for the payment of income taxes, loss on disposal of assets, interest expense, certain other non-operating and nonrecurring items or other obligations such as capital expenditures.

Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. In evaluating the Company’s performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measurement. Accordingly, Adjusted EBITDA is only one of the measurements that management utilizes. Therefore, Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, and financing activities or other income or cash flow statement data prepared in accordance with U.S. GAAP.

Below is a reconciliation of Adjusted EBITDA to net income attributable to controlling interests:

	For the Years Ended December 31,
	2014	2013	2012
	(In thousands)
Adjusted EBITDA	$253,936	$218,842	$189,533
Less:
Loss on disposal of assets	3,224	2,790	1,787
Other income	(1,616)	(3,150)	(1,830)
Noncontrolling interests (1)	(1,745)	(2,399)	(1,668)
Stock-based compensation expense (2)	16,432	12,290	11,072
Acquisition-related expenses (3)	18,050	15,400	3,332
Other adjustments to cost of ATM operating revenues (4)	—	8,670	—
Other adjustments to selling, general, and administrative expenses (5)	—	505	972

EBITDA	$219,591	$184,736	$175,868

Less:
Interest expense, net, including amortization of deferred financing costs and note discount (2)	33,812	23,086	22,057
Redemption costs for early extinguishment of debt	9,075	—	—
Income tax expense	28,174	42,018	27,009
Depreciation and accretion expense (2)	75,622	68,480	61,499
Amortization of intangible assets	35,768	27,336	21,712

Net income attributable to controlling interests and available to common stockholders	$37,140	$23,816	$43,591

(1)	Noncontrolling interests adjustment made such that Adjusted EBITDA includes only the Company’s 51% ownership interest in the Adjusted EBITDA of its Mexico subsidiary.
(2)	Amounts exclude 49% of the expenses incurred by the Company’s Mexico subsidiary as such amounts are allocable to the noncontrolling interest stockholders
(3)	Acquisition-related expenses include nonrecurring costs incurred for professional and legal fees and certain transition and integration-related costs, including contract termination costs and facility exit costs, related to acquisitions.
(4)	Adjustment to cost of ATM operating revenues for the year ended December 31, 2013 is related to a nonrecurring charge for retroactive property taxes on certain ATM locations in the U.K
(5)	Adjustment to selling, general, and administrative expenses in 2013 represents nonrecurring severance related costs associated with management of the Company’s U.K. operation.

The following tables reflect certain financial information for each of the Company’s reporting segments for the years ended December 31, 2014, 2013 and 2012:

	For the Year Ended December 31, 2014
	North America	Europe	Eliminations	Total
	(In thousands)
Revenue from external customers	$767,836	$286,985	$—	$1,054,821
Intersegment revenues	6,109	281	(6,390)	—
Cost of revenues	506,278	204,160	(6,390)	704,048
Selling, general, and administrative expenses	93,854	19,616	—	113,470
Acquisition-related expenses	3,336	14,714	—	18,050
Loss on disposal of assets	2,138	1,086	—	3,224

Adjusted EBITDA	190,487	63,449	—	253,936

Depreciation and accretion expense	48,115	27,507	—	75,622
Amortization of intangible assets	25,958	9,810	—	35,768
Interest expense, net, including amortization of deferred financing costs and note discount	32,330	1,482	—	33,812
Income tax expense	26,109	2,065	—	28,174

Capital expenditures (1)	$64,400	$45,509	$—	$109,909

	For the Year Ended December 31, 2013
	North America	Europe	Eliminations	Total
	(In thousands)
Revenue from external customers	$701,358	$175,128	$—	$876,486
Intersegment revenues	5,922	327	(6,249)	—
Cost of revenues	462,474	139,062	(6,249)	595,287
Selling, general, and administrative expenses	72,614	11,978	—	84,592
Acquisition-related expenses	8,155	7,245	—	15,400
Loss on disposal of assets	2,913	(123)	—	2,790

Adjusted EBITDA	185,313	33,529	—	218,842

Depreciation and accretion expense	46,059	22,425	(4)	68,480
Amortization of intangible assets	22,981	4,355	—	27,336
Interest expense, net, including amortization of deferred financing costs	21,831	1,255	—	23,086
Income tax expense	42,303	(285)	—	42,018

Capital expenditures (1)	$55,669	$21,484	$—	$77,153

	For the Year Ended December 31, 2012
	North America	Europe	Eliminations	Total
	(In thousands)
Revenue from external customers	$662,635	$117,814	$—	$780,449
Intersegment revenues	4,973	—	(4,973)	—
Cost of revenues	448,030	93,030	(4,973)	536,087
Selling, general, and administrative expenses	57,788	7,491	246	65,525
Acquisition-related expenses	3,212	120	—	3,332
Loss on disposal of assets	1,726	61	—	1,787

Adjusted EBITDA	171,523	18,256	(246)	189,533

Depreciation and accretion expense	41,623	19,894	(18)	61,499
Amortization of intangible assets	20,275	1,437	—	21,712
Interest expense, net, including amortization of deferred financing costs	21,410	647	—	22,057
Income tax expense	27,009	—	—	27,009

Capital expenditures (1)	$70,964	$21,839	$—	$92,803

(1)	Capital expenditure amounts include payments made for exclusive license agreements, site acquisition costs and other intangible assets. Additionally, capital expenditure amounts for Mexico (included in the North America segment) are reflected gross of any noncontrolling interest amounts.

Identifiable Assets:

	December 31, 2014	December 31, 2013	December 31, 2012
	(In thousands)
North America	$1,028,047	$855,896	$678,778
Europe	398,602	336,191	108,894
Eliminations	(170,859)	(135,884)	(18,780)

Total	$1,255,790	$1,056,203	$768,892

(21) Supplemental Guarantor Financial Information

This note has been added solely to meet the requirements under Rule 3-10(g) of Regulation S-X, which requires presentation of financial statements for the Guarantors on a combined basis and the Company’s Non-Guarantor subsidiaries on a combined basis of the 2022 Notes to be provided at the time of initial registration of the 2022 Notes.

The 2022 Notes are fully and unconditionally guaranteed, subject to certain customary release provisions, on a joint and several basis by wholly owned domestic subsidiaries. The guarantees of the 2022 Notes by any Guarantor are subject to automatic and customary releases upon: (i) the sale or disposition of all or substantially all of the assets of the Guarantor; (ii) the disposition of sufficient capital stock of the Guarantor so that it no longer qualifies under the Indenture as a restricted subsidiary of the Company; (iii) the designation of the Guarantor as unrestricted in accordance with the Indenture; (iv) the legal or covenant defeasance of the notes or the satisfaction and discharge of the Indenture; (v) the liquidation or dissolution of the Guarantor; or (vi) provided the Guarantor is not wholly owned by the Company, its ceasing to guarantee other debt of the Company or another Guarantor. A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into, another company (other than the Company or another Guarantor), unless no default under the Indenture exists and either the successor to the Guarantor assumes its guarantee of the 2022 Notes or the disposition, consolidation or merger complies with the “Asset Sales” covenant in the Indenture.

The following information sets forth the condensed consolidating statements of comprehensive income and cash flows for the years ended December 31, 2014, 2013 and 2012 and the condensed consolidating balance sheets as of December 31, 2014 and December 31, 2013 of (1) Cardtronics, Inc., the parent company and issuer of the 2022 Notes (“Parent”); (2) the Guarantors; and (3) the Non-Guarantors:

Condensed Consolidating Statements of Comprehensive Income

	For the Year Ended December 31, 2014
	Parent	Guarantors	Non- Guarantors	Eliminations	Total
	(In thousands)

Revenues	$—	$731,618	$334,360	$(11,157)	$1,054,821
Operating costs and expenses	16,606	619,644	325,164	(11,232)	950,182

Operating (loss) income	(16,606)	111,974	9,196	75	104,639
Interest expense, net, including amortization of deferred financing costs and note discount	21,749	10,352	1,711	—	33,812
Redemption costs for early extinguishment of debt	9,075	—	—	—	9,075
Equity in (earnings) losses of subsidiaries	(61,342)	(553)	—	61,895	—
Other (income) expense, net	(3,807)	(6,060)	8,638	(387)	(1,616)

Income (loss) before income taxes	17,719	108,235	(1,153)	(61,433)	63,368
Income tax expense (benefit)	(17,013)	42,033	3,154	—	28,174

Net income (loss)	34,732	66,202	(4,307)	(61,433)	35,194
Net loss attributable to noncontrolling interests	—	—	—	(1,946)	(1,946)

Net income (loss) attributable to controlling interests and available to common stockholders	34,732	66,202	(4,307)	(59,487)	37,140

Other comprehensive (loss) income attributable to controlling interests	(4,582)	9,933	(15,404)	41	(10,012)

Comprehensive income (loss) attributable to controlling interests	$30,150	$76,135	$(19,711)	$(59,446)	$27,128

Condensed Consolidating Statements of Comprehensive Income — continued

	For the Year Ended December 31, 2013
	Parent	Guarantors	Non- Guarantors	Eliminations	Total
	(In thousands)
Revenues	$—	$665,709	$219,559	$(8,782)	$876,486
Operating costs and expenses	12,583	554,235	235,429	(8,362)	793,885

Operating (loss) income	(12,583)	111,474	(15,870)	(420)	82,601
Interest expense, net, including amortization of deferred financing costs and note discount	10,357	11,137	1,592	—	23,086
Equity in (earnings) losses of subsidiaries	(87,874)	6,499	—	81,375	—
Other expense (income), net	5,453	(3,519)	(5,084)	—	(3,150)

Income (loss) before income taxes	59,481	97,357	(12,378)	(81,795)	62,665
Income tax expense	38,414	3,603	1	—	42,018

Net income (loss)	21,067	93,754	(12,379)	(81,795)	20,647
Net loss attributable to noncontrolling interests	—	—	—	(3,169)	(3,169)

Net income (loss) attributable to controlling interests and available to common stockholders	21,067	93,754	(12,379)	(78,626)	23,816

Other comprehensive (loss) income attributable to controlling interests	(11,151)	39,646	3,636	(35)	32,096

Comprehensive income (loss) attributable to controlling interests	$9,916	$133,400	$(8,743)	$(78,661)	$55,912

	For the Year Ended December 31, 2012
	Parent	Guarantors	Non- Guarantors	Eliminations	Total
	(In thousands)
Revenues	$—	$636,328	$154,297	$(10,176)	$780,449
Operating costs and expenses	11,366	529,924	157,882	(9,230)	689,942

Operating (loss) income	(11,366)	106,404	(3,585)	(946)	90,507
Interest (income) expense, net, including amortization of deferred financing costs	(541)	21,546	1,052	—	22,057
Equity in (earnings) losses of subsidiaries	(78,992)	7,890	—	71,102	—
Other expense (income), net	8	(4,529)	3,257	(557)	(1,821)

Income (loss) before income taxes	68,159	81,497	(7,894)	(71,491)	70,271
Income tax expense (benefit)	24,508	2,561	(60)	—	27,009

Net income (loss)	43,651	78,936	(7,834)	(71,491)	43,262
Net loss attributable to noncontrolling interests	—	—	—	(329)	(329)

Net income (loss) attributable to controlling interests and available to common stockholders	43,651	78,936	(7,834)	(71,162)	43,591

Other comprehensive income (loss) attributable to controlling interests	14,536	(38,689)	2,970	(109)	(21,292)

Comprehensive income (loss) attributable to controlling interests	$58,187	$40,247	$(4,864)	$(71,271)	$22,299

Condensed Consolidating Balance Sheets

	As of December 31, 2014
	Parent	Guarantors	Non- Guarantors	Eliminations	Total
	(In thousands)
Assets:
Cash and cash equivalents	$—	$9,391	$22,484	$—	$31,875
Accounts and notes receivable, net	—	43,588	36,733	—	80,321
Current portion of deferred tax asset, net	16,522	2,973	4,808	—	24,303
Other current assets	5,299	23,260	32,347	—	60,906

Total current assets	21,821	79,212	96,372	—	197,405
Property and equipment, net	—	201,864	133,931	—	335,795
Intangible assets, net	10,207	109,170	58,163	—	177,540
Goodwill	835	395,878	115,250	—	511,963
Investments in and advances to subsidiaries	538,890	297,095	—	(835,985)	—
Intercompany receivable	354,266	101,737	466	(456,469)	—
Deferred tax asset, net	—	—	10,487	—	10,487
Prepaid expenses, deferred costs, and other noncurrent assets	—	4,860	17,740	—	22,600

Total assets	$926,019	$1,189,816	$432,409	$(1,292,454)	$1,255,790

Liabilities and Stockholders’ Equity:
Current portion of long-term debt and notes payable	$—	$—	35	—	$35
Current portion of other long-term liabilities	—	33,154	1,783	—	34,937
Accounts payable and accrued liabilities	13,773	104,870	97,307	—	215,950

Total current liabilities	13,773	138,024	99,125	—	250,922
Long-term debt	612,662	—	—	—	612,662
Intercompany payable	—	375,372	133,508	(508,880)	—
Asset retirement obligations	—	27,456	24,583	—	52,039
Deferred tax liability, net	13,049	185	2,682	—	15,916
Other long-term liabilities	—	37,716	—	—	37,716

Total liabilities	639,484	578,753	259,898	(508,880)	969,255
Stockholders’ equity	286,535	611,063	172,511	(783,574)	286,535

Total liabilities and stockholders’ equity	$926,019	$1,189,816	$432,409	$(1,292,454)	$1,255,790

Condensed Consolidating Balance Sheets — continued

	As of December 31, 2013
	Parent	Guarantors	Non- Guarantors	Eliminations	Total
	(In thousands)
Assets:
Cash and cash equivalents	$412	$73,379	$13,148	$—	$86,939
Accounts and notes receivable, net	—	40,332	17,942	—	58,274
Current portion of deferred tax asset, net	15,735	1,915	3,552	—	21,202
Other current assets	917	11,580	27,860	—	40,357

Total current assets	17,064	127,206	62,502	—	206,772
Property and equipment, net	—	166,909	104,057	—	270,966
Intangible assets, net	9,466	75,975	69,835	—	155,276
Goodwill	—	288,439	116,052	—	404,491
Investments in and advances to subsidiaries	445,318	245,985	—	(691,303)	—
Intercompany receivable	281,725	47,562	519	(329,806)	—
Deferred tax asset, net	—	—	9,680	—	9,680
Prepaid expenses, deferred costs, and other noncurrent assets	—	3,593	5,425	—	9,018

Total assets	$753,573	$955,669	$368,070	$(1,021,109)	$1,056,203

Liabilities and Stockholders’ Equity:
Current portion of long-term debt and notes payable	$—	$—	$1,289	$—	$1,289
Current portion of other long-term liabilities	—	34,009	1,588	—	35,597
Accounts payable and accrued liabilities	12,953	82,651	81,153	—	176,757
Current portion of deferred tax liability, net	—	—	1,152	—	1,152

Total current liabilities	12,953	116,660	85,182	—	214,795
Long-term debt	489,182	3	40	—	489,225
Intercompany payable	—	278,783	102,972	(381,755)	—
Asset retirement obligations	—	21,517	39,148	—	60,665
Deferred tax liability, net	4,324	526	818	—	5,668
Other long-term liabilities	—	38,681	55	—	38,736

Total liabilities	506,459	456,170	228,215	(381,755)	809,089
Stockholders’ equity	247,114	499,499	139,855	(639,354)	247,114

Total liabilities and stockholders’ equity	$753,573	$955,669	$368,070	$(1,021,109)	$1,056,203

Condensed Consolidating Statements of Cash Flows

	For the Year Ended December 31, 2014
	Parent	Guarantors	Non- Guarantors	Eliminations	Total
	(In thousands)
Net cash provided by operating activities	$1,463	$123,255	$63,855	$(20)	$188,553

Additions to property and equipment	—	(57,434)	(50,566)	—	(108,000)
Payments for exclusive license agreements, site acquisition costs, and other intangible assets	—	—	(1,909)	—	(1,909)
Intercompany fixed asset mark-up	—	—	(20)	20	—
Investment in subsidiary	(51,110)	(51,110)	—	102,220	—
Funding of intercompany notes payable, net	(51,803)	—	—	51,803	—
Acquisitions, net of cash acquired	—	(165,433)	(61,539)	—	(226,972)

Net cash used in investing activities	(102,913)	(273,977)	(114,034)	154,043	(336,881)

Proceeds from issuance of senior notes	250,000	—	—	—	250,000
Repayments of senior subordinated notes	(200,000)	—	—	—	(200,000)
Proceeds from borrowings under revolving credit facility	127,657	—	—	—	127,657
Repayments of borrowings under revolving credit facility and other notes	(60,266)	(4)	(1,269)	—	(61,539)
Funding of intercompany notes payable, net	—	35,829	15,974	(51,803)	—
Debt issuance, modification and redemption costs	(14,746)	—	—	—	(14,746)
Payment of contingent consideration	—	(201)	(316)	—	(517)
Proceeds from exercises of stock options	810	—	—	—	810
Excess tax benefit from stock-based compensation expense	4,739	—	—	—	4,739
Repurchase of capital stock	(7,156)	—	—	—	(7,156)
Issuance of capital stock	—	51,110	51,110	(102,220)	—

Net cash provided by financing activities	101,038	86,734	65,499	(154,023)	99,248

Effect of exchange rate changes on cash	—	—	(5,984)	—	(5,984)

Net (decrease) increase in cash and cash equivalents	(412)	(63,988)	9,336	—	(55,064)
Cash and cash equivalents as of beginning of period	412	73,379	13,148	—	86,939

Cash and cash equivalents as of end of period	$—	$9,391	$22,484	$—	$31,875

Condensed Consolidating Statements of Cash Flows — continued

	For the Year Ended December 31, 2013
	Parent	Guarantors	Non- Guarantors	Eliminations	Total
	(In thousands)
Net cash (used in) provided by operating activities	$(39,202)	$193,206	$29,602	$(49)	$183,557

Additions to property and equipment	—	(50,414)	(21,148)	—	(71,562)
Payments for exclusive license agreements, site acquisition costs, and other intangible assets	—	(2,609)	(2,982)	—	(5,591)
Intercompany fixed asset mark-up	—	—	(49)	49	—
Investment in subsidiary	(80,680)	(131,668)	—	212,348	—
Funding of intercompany notes payable, net	(36,963)	32,166	—	4,797	—
Acquisitions, net of cash acquired	—	(19,997)	(169,590)	—	(189,587)

Net cash used in investing activities	(117,643)	(172,522)	(193,769)	217,194	(266,740)

Proceeds from issuance of convertible notes	287,500	—	—	—	287,500
Proceeds from borrowings under revolving credit facility	311,277	—	—	—	311,277
Repayments of borrowings under revolving credit facility and other notes	(396,153)	(11)	(1,503)	—	(397,667)
Proceeds from issuance of warrants	40,509	—	—	—	40,509
Purchase of convertible note hedges	(72,565)	—	—	—	(72,565)
Funding of intercompany notes payable, net	—	(38,171)	42,968	(4,797)	—
Debt issuance and modification costs	(7,540)	—	—	—	(7,540)
Payment of contingent consideration	—	(750)	—	—	(750)
Proceeds from exercises of stock options	2,626	—	—	—	2,626
Excess tax benefit from stock-based compensation expense	24,007	—	—	—	24,007
Repurchase of capital stock	(32,409)	—	—	—	(32,409)
Issuance of capital stock	—	80,953	131,395	(212,348)	—

Net cash provided by financing activities	157,252	42,021	172,860	(217,145)	154,988

Effect of exchange rate changes on cash	—	—	1,273	—	1,273

Net increase in cash and cash equivalents	407	62,705	9,966	—	73,078
Cash and cash equivalents as of beginning of period	5	10,674	3,182	—	13,861

Cash and cash equivalents as of end of period	$412	$73,379	$13,148	$—	$86,939

Condensed Consolidating Statements of Cash Flows — continued

	For the Year Ended December 31, 2012
	Parent	Guarantors	Non- Guarantors	Eliminations	Total
	(In thousands)
Net cash (used in) provided by operating activities	$(2,375)	$116,424	$22,722	$(383)	$136,388

Additions to property and equipment	—	(60,932)	(28,647)	—	(89,579)
Payments for exclusive license agreements, site acquisition costs, and other intangible assets	—	(1,564)	(1,660)	—	(3,224)
Intercompany fixed asset mark-up	—	—	(383)	383	—
Funding of intercompany notes payable, net	13,805	(11,797)	—	(2,008)	—
Acquisitions, net of cash acquired	—	(17,661)	(3,300)	—	(20,961)

Net cash provided by (used in) investing activities	13,805	(91,954)	(33,990)	(1,625)	(113,764)

Proceeds from borrowings under revolving credit facility	245,100	—	—	—	245,100
Repayments of borrowings under revolving credit facility and other notes	(259,100)	(11)	(2,485)	—	(261,596)
Funding of intercompany notes payable, net	—	(18,506)	16,498	2,008	—
Repayments of borrowings under bank overdraft facility, net	—	—	(162)	—	(162)
Proceeds from exercises of stock options	7,344	—	—	—	7,344
Repurchase of capital stock	(4,770)	—	—	—	(4,770)

Net cash (used in) provided by financing activities	(11,426)	(18,517)	13,851	2,008	(14,084)

Effect of exchange rate changes on cash	—	—	(255)	—	(255)

Net increase in cash and cash equivalents	4	5,953	2,328	—	8,285
Cash and cash equivalents as of beginning of period	1	4,721	854	—	5,576

Cash and cash equivalents as of end of period	$5	$10,674	$3,182	$—	$13,861

(22) Supplemental Selected Quarterly Financial Information (Unaudited)

Financial information by quarter is summarized below for the years ended December 31, 2014 and 2013.

	Quarter Ended
	March 31	June 30	September 30	December 31	Total
	(In thousands, except per share amounts)
2014
Total Revenues	$245,072	$260,029	$265,847	$283,873	$1,054,821
Gross profit (1)	78,503	88,895	89,669	93,706	350,773
Net income	9,499	13,406	7,593	4,696	35,194
Net income attributable to controlling interests and available to common stockholders	9,565	13,989	8,064	5,522	37,140
Basic net income per common share	$0.22	$0.31	$0.18	$0.12	$0.83

Diluted net income per common share	$0.21	$0.31	$0.18	$0.12	$0.82

2013
Total revenues	$197,738	$207,984	$228,819	$241,945	$876,486
Gross profit (2)	64,049	70,274	68,550	78,326	281,199
Net income (loss)	9,148	14,765	(8,982)	5,716	20,647
Net income (loss) attributable to controlling interests and available to common stockholders	9,430	15,327	(8,408)	7,467	23,816
Basic net income (loss) per common share	$0.21	$0.34	$(0.19)	$0.16	$0.52

Diluted net income (loss) per common share	$0.21	$0.33	$(0.19)	$0.16	$0.52

(1)	Excludes $23.8 million, $24.7 million, $23.9 million and $27.1 million of depreciation, accretion, and amortization of intangible assets for the quarters ended March 31, June 30, September 30, and December 31, respectively.
(2)	Excludes $20.0 million, $19.9 million, $22.8 million and $24.5 million of depreciation, accretion, and amortization of intangible assets for the quarters ended March 31, June 30, September 30, and December 31, respectively.